UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.    )

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________________________________________________________________________________________________________________________________
________________________________________________________________________________________________________________________________
Knight-Swift Transportation Holdings Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notice of Annual Meeting of Stockholders
Thursday, May 30, 2019
8:30 a.m. Local Time
20002 North 19th Avenue
Phoenix, Arizona 85027
We cordially invite you to attend the 2019 Annual Meeting of Stockholders (the “Annual Meeting”) of Knight-Swift Transportation Holdings Inc. (the “Company”). The meeting will take place at the Company’s corporate offices, which are located at 20002 North 19th Avenue, Phoenix, Arizona 85027, on Thursday, May 30, 2019, at 8:30 a.m. Local Time, and at any adjournment thereof. We look forward to your attendance either in person or by proxy.
The purpose of the meeting is to:

1.	Elect three Class II directors, each such director to serve a term of three years, and two Class III directors, each such director to serve a term of one year;

2.	Conduct an advisory, non-binding vote to approve executive compensation;

3.	Ratify the appointment of Grant Thornton LLP (“GT”) as our independent registered public accounting firm for fiscal year 2019;

4.	Vote on a stockholder proposal regarding Board declassification, if properly presented; and

5.	Transact any other business that may properly come before the meeting.
The foregoing matters are described more fully in the accompanying proxy statement relating to the Annual Meeting. Only stockholders of record at the close of business on April 5, 2019 may vote at the meeting or any postponements or adjournments of the meeting.
April 19, 2019
By Order of the Board of Directors,
/s/ Todd Carlson
Todd Carlson, Secretary

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR
THE STOCKHOLDER MEETING TO BE HELD ON MAY 30, 2019
The Company’s proxy statement for the 2019 Annual Meeting and its Annual Report to
stockholders for the fiscal year ended December 31, 2018 are available at www.knight-swift.com.

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LETTER FROM OUR LEAD INDEPENDENT DIRECTOR

Dear Fellow Stockholders:	The responsibilities of our Lead Independent Director include:
It has been my privilege to serve as Knight-Swift’s Lead Independent Director, working with a group of talented, knowledgeable, and committed directors. As I embark on another year of service as Lead Independent Director, I wanted to take this opportunity to highlight the many ways in which the Board has worked to provide independent oversight and address key areas of stockholder interest with a goal of delivering value for our stockholders and customers:
Independent Board Oversight and Leadership
The Board, which is comprised of approximately two-thirds independent members and has independent Audit, Compensation, Nominating and Corporate Governance, and Finance Committees, is actively engaged in oversight of management’s strategy, which has positioned Knight-Swift as a leader in the truckload transportation industry. In my role as Lead Independent Director, I preside over all executive sessions of the independent directors and maintain an active dialogue between the independent directors and management to facilitate efficient operation of the Board and effective oversight of the Company. In addition, as the representative of our independent directors, I participate in setting Board meeting agendas and developing materials to be distributed to the Board to ensure our discussions are focused on key risk areas and oversight of our strategic plans and goals to drive long-term growth and value creation for our stockholders.
Strong Corporate Governance Standards
We strive to maintain sound corporate governance practices, including a Board with an appropriate balance of expertise, diversity (25% of directors on our continuing Board are female and we have a female Lead Independent Director), tenure, and experience. To support an appropriate composition, we adopted a tenure policy in 2017, pursuant to which Messrs. Kraemer and Lehmann are retiring from our Board this year. In addition, Mr. Jerry Moyes, founder and former CEO of Swift, noted his appreciation of the Board’s composition and functionality, and stepped down from his position on the Board last year. Finally, Mr. Dozer has decided not to stand for reelection. We have been fortunate to have benefited from the expertise of Messrs. Dozer, Kraemer, Lehmann, and Moyes, and thank them for their many contributions.
In furtherance of our commitment to outstanding corporate governance, we emphasize Board refreshment and conduct regular Board evaluations. Our Board does an annual Board self-assessment followed by a specific action plan to help guide the Board for the coming year. The Board is engaged in management succession planning. Developing talent and ensuring we have a deep bench for our key positions is critical. The risk oversight process by the Board and its Committees is rigorous.
We also provide proxy access procedures, which allow our stockholders who have retained and held a sufficient ownership position in the Company to include stockholder-nominated director candidates in our proxy materials for annual meetings of stockholders.

	●	Presiding at all executive sessions of the Board;
	●	Coordinating the activities of the independent directors;
	●	Providing information to the Board for consideration;
●
Participating in setting Board meeting agendas, in consultation with the CEO and the Chairperson, and coordinating Board meeting schedules to assure that there is sufficient time for discussion of all agenda items;

	●	Participating in the retention of outside advisors and consultants who report directly to the Board;
	●	Requesting the inclusion of certain materials for Board meetings;
	●	Consulting with respect to, and where practicable receiving in advance, information sent to the Board;
	●	Calling meetings of the independent directors;
	●	Acting as liaison for stockholders between the independent directors and the Chairperson, as appropriate; and
	●	Responding directly to stockholder and other stakeholder questions that are directed to the Lead Independent Director or the independent directors as a group, as the case may be.
Industry-Leading Commitment to Reducing Climate Change
Knight-Swift is an industry leader in environmental initiatives, committed to reducing our emissions through improved truck technology, cleaner fuels, and the training and awareness of our driving associates. We were one of the few trucking companies that collaborated with the U.S. Environmental Protection Agency on the development and deployment of the EPA Smartway program, and have employed several generations of EPA Smartway trailers that include aerodynamic fairings, low rolling resistance tires, and automatic tire inflation, which reduce greenhouse gases and criteria emissions. In addition, we have begun using new fuel efficient trucks in some of the country’s most polluted cities, led the clean truck movement in the ports of Los Angeles and Long Beach (which has resulted in cleaner air for residents and workers, encouraged the ultra-low sulfur diesel fuel mandate), and recycle our waste oil and used tires. We actively seek out and work to integrate new technology to further reduce our environmental impact.
Focus on Capital Management and Maximizing Stockholder Returns
One of the Board’s critical areas of focus is capital allocation strategies and creation of strong returns for our stockholders. We maintain a Finance Committee that is responsible for reviewing and monitoring the deployment of our financial resources and policies, the management of our balance sheet, and the investment of cash and other assets. The Finance Committee also periodically reviews our capital structure and discusses with the full Board and management our financial risk exposure relating to our financing activities.

We have returned value to our stockholders through the payment of quarterly dividends and share repurchases. The combined company has continued Knight’s historical practice of paying quarterly dividends to stockholders, and since the 2017 merger of Knight and Swift, we have returned approximately $60 million to our stockholders in dividends. In June 2018, the Board authorized a $250 million share repurchase plan, pursuant to which we have already repurchased nearly 6 million shares of our common stock for nearly $180 million.
We endeavor to ensure that our executive compensation program, which our stockholders overwhelmingly approved under our annual advisory say-on-pay vote at our 2018 Annual Meeting, aligns with the long-term interests of our stockholders. Our Compensation Committee, with input from our independent compensation consultant, oversees a conservative executive compensation policy that positions target total compensation for our executive officers relative to the market median after taking into consideration experience, potential, and sustained individual performance. Moreover, target compensation is delivered through a mix of salary and annual long-term incentives that appropriately balance retention, short-and long-term goals, and pay-for-performance, while discouraging excessive risk taking. We also have adopted a clawback policy to discourage over-emphasizing short-term gains, and stock retention and anti-pledging and hedging policies intended to align our directors’ and officers’ interests with our stockholders’ long-term interests.
The Board remains focused on its stewardship responsibilities and commitment to creating long-term value for our stockholders. On behalf of the Board, we welcome our stockholders’ feedback and look forward to providing further insights on the Board’s activities. We appreciate your support at the 2019 Annual Meeting.
Sincerely,
/s/ Kathryn Munro
Kathryn Munro
Lead Independent Director

Annual Meeting Details		Proxy Proposals	Board Vote Recommendation	Page
When	Thursday, May 30, 2019 8:30 a.m. Local Time	Elect three Class II directors, each such director to serve a term of three years, and two Class III directors, each such director to serve a term of one year	FOR	13
		Conduct an advisory, non-binding vote to approve executive compensation	FOR	32
Where	20002 North 19th Ave Phoenix, AZ 85027
		Ratify the appointment of Grant Thornton LLP (“GT”) as our independent registered public accounting firm for fiscal year 2019	FOR	32
Who Votes	Stockholders of record on April 5, 2019
		Vote on a stockholder proposal regarding Board declassification, if properly presented	NONE	35

2018 Financial Achievements
●	Total revenue of $5.3 billion
●	Revenue, excluding fuel surcharge of $4.7 billion
●	Operating ratio improvement of 230 bps to 89.4%
●	Adjusted operating ratio improvement of 140 bps to 86.9%(1)
●	Cash flows from operations of $882.0 million
●	Free cash flow of $351.8 million(2)
●	Lease adjusted leverage ratio decreased by 37% compared to year end 2017(3)
●	Repurchased $179.3 million of our common stock
●	Returned $42.8 million in dividends to our stockholders

(1) Adjusted operating ratio is a non-GAAP financial measure defined as operating expenses, net of fuel surcharge revenue and certain non-recurring items, expressed as a percentage of revenue, excluding fuel surcharge revenue. See Part II, Item 7 of our Form 10-K for the year ended December 31, 2018 for a non-GAAP reconciliation.

(2) Free cash flow is a non-GAAP financial measure defined as cash flow from operating activities, less net capital expenditures. See non-GAAP reconciliation on page 40.
(3) See definition of lease adjusted leverage ratio on page 40.

COMPOSITION OF PROPOSED BOARD

(1) Includes tenure on Knight
or Swift Board pre-merger

Corporate Governance Highlights
✓	Approximately two-thirds of our Board of Directors (“Board”) members are independent
✓
Robust lead independent director position with participation in setting agendas for Board meetings, coordinating Board meeting schedules to assure that there is sufficient time for discussion of all agenda items, provide information to the Board, coordinating activities of the independent directors, and authority to lead executive sessions of independent directors and act as liaison for stockholders between independent directors and the Chairperson

✓	Regular executive sessions of independent directors with lead independent director authority to call meetings of the independent directors
✓	Independent Audit, Compensation, and Nominating and Corporate Governance Committees
✓	All four members of the Audit Committee qualify as audit committee financial experts
✓	Majority voting standard and resignation policy for directors in uncontested elections
✓	Proxy access
✓	Annual risk oversight by full Board and Committees
✓	Stockholder right to call special meetings
✓	Robust director and key officer stock ownership guidelines, along with a key officer stock retention policy
✓	Stock Pledging and Hedging Policy (the “Anti-Pledging and Hedging Policy”) limiting the pledging and hedging of the Company’s securities by certain individuals with no hardship exemption
✓	Clawback policy
✓	Overboarding policy
✓	New director orientation program
✓	Annual Board self-assessment
✓	Annual Chief Executive Officer (“CEO”) evaluation
✓	Management and executive succession planning strategy
✓	Director communication policy
✓	Director tenure policy

Executive Compensation Highlights
✓	Conservative pay policy with named executive officer and director pay targeted to the market median
✓	Peer group designed to reflect companies we compete with for business and talent
✓	Direct link between pay and performance that aligns business strategies with stockholder value creation
✓	Appropriate balance between short- and long-term compensation that discourages short-term risk taking at the expense of long-term results
✓	Independent compensation consultant retained by the Compensation Committee to advise on executive compensation matters
✓	No re-pricing or back-dating of stock options
✓	No dividends paid on unvested stock awards
✓	No tax gross-up payments to cover personal income taxes relating to incentive compensation
✓	Clawback policy
✓	Annual CEO evaluation considered when setting CEO compensation

Environmental and Sustainability Highlights
✓	Industry leader in environmental initiatives
✓	One of few trucking companies participating in development and deployment of EPA Smartway program
✓	Frequent recipient of EPA Smartway Excellence Award
✓	Utilization of new fuel efficient trucks
✓	Leader in clean truck movement in ports of Los Angeles and Long Beach
✓	Trailers equipped with latest technology to reduce emissions, such as aerodynamic fairings, low rolling resistance tires, and automatic tire inflation
✓	Oil and tire recycling program
✓	Service on government air quality board of directors by Company executive
✓	Initial supporter of the ultra-low sulfur diesel fuel mandate, which was crucial for the technology of new diesel engines
✓	Ongoing review of the use of electric and hydrogen trucks through collaboration with manufacturers and inventors with the aim of reducing climate change
✓	Customers are encouraged to eliminate older polluting trucks

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PROXY STATEMENT SUMMARY
Below are highlights of certain information in this proxy statement. As it is only a summary, it may not contain all of the information that is important to you. For more complete information, please refer to the complete proxy statement and our 2018 Annual Report before you vote. References to the “Company”, “we,” “us,” or “our” refer to Knight-Swift Transportation Holdings Inc. On September 8, 2017 (the “Merger Date”), a direct wholly owned subsidiary of Swift Transportation Company merged with and into Knight Transportation, Inc. and we became Knight-Swift Transportation Holdings Inc. (the “2017 Merger”). Unless otherwise indicated or context otherwise requires, “Knight” refers to Knight Transportation, Inc. and its subsidiaries prior to the 2017 Merger and “Swift” refers to Swift Transportation Company and its subsidiaries prior to the 2017 Merger.
2019 ANNUAL MEETING OF STOCKHOLDERS

Time and Date:	8:30 a.m., Local Time, May 30, 2019

Place:	20002 North 19th Avenue, Phoenix, Arizona 85027

Record Date:	April 5, 2019

Voting:	Stockholders as of the record date are entitled to vote. Each share of our common stock will be entitled to one vote on all matters submitted for a vote at the Annual Meeting.
How to Cast Your Vote
Your vote is important! Please cast your vote and play a part in the future of the Company.
Stockholders of record, who hold shares registered in their names, can vote by:

8)		*
Internet at www.proxyvote.com	calling 1-800-690-6903	mail return the signed proxy card
The deadline for voting online or by telephone is 11:59 p.m. Eastern Time on May 29, 2019. If you vote by mail, your proxy card must be received before the Annual Meeting.
Beneficial owners, who own shares through a bank, brokerage firm or similar organization, can vote by returning the voting instruction form or by following the instructions for voting via telephone or the Internet as provided by the bank, broker or other organization. If you own shares in different accounts, or in more than one name, you may receive different voting instructions for each type of ownership. Please vote all of your shares.
If you are a stockholder of record or a beneficial owner who has a legal proxy to vote the shares, you may choose to vote in person at the Annual Meeting. Even if you plan to attend our Annual Meeting in person, please cast your vote as soon as possible.
See the “Questions and Answers About the Proxy Materials and Annual Meeting” section for more details.
Voting Matters and Board Recommendations

	Proxy Proposals	Board Vote Recommendation	Page
Item 1.	Elect three Class II directors, each such director to serve a term of three years, and two Class III directors, each such director to serve a term of one year	FOR	13
Item 2.	Conduct an advisory, non-binding vote to approve executive compensation	FOR	32
Item 3.	Ratify the appointment of Grant Thornton LLP (“GT”) as our independent registered public accounting firm for fiscal year 2019	FOR	32
Item 4.	Vote on a stockholder proposal regarding Board declassification, if properly presented	NONE	35

Director Nominees
Our Board is currently comprised of eleven members. At the Annual Meeting, Richard Kraemer and Richard Lehmann will be retiring pursuant to our director tenure policy, and Richard Dozer will not be standing for reelection. The directors are currently divided into three classes, with each class serving a three-year term. Three Class II directors are up for election at the Annual Meeting, and each Class II director nominee will be elected to serve until the 2022 Annual Meeting of Stockholders, or until his successor shall have been duly elected and qualified or his earlier death, resignation, or removal. Due to a restructuring of our Board, two Class III directors, David Jackson and Kevin Knight, are up for election at the Annual Meeting, and each Class III director nominee will be elected to serve until the 2020 Annual Meeting of Stockholders, or until his successor shall have been duly elected and qualified or his earlier death, resignation, or removal. The following table provides summary information about each of the three Class II director nominees and each of the two Class III director nominees:

Name	Age	Professional Background	Independent	Committee Memberships	Other Current Company Boards
Class II
Michael Garnreiter	67
Treasurer of Shamrock Foods Company, a privately held manufacturer and distributor of foods and food-related products from 2012 to 2015, Managing director of Fenix Financial Forensics LLC, a Scottsdale-based financial consulting organization from 2010 to 2012, Sole director of Syntax Brillian Corporation a dissolved company, Managing member of Rising Sun Restaurant Group LLC from 2006 to 2010, President of New Era Restaurants, LLC from 2008 to 2009, Executive Vice President, Treasurer, and Chief Financial Officer of Main Street Restaurant Group, Inc. a publicly held restaurant operating company from 2002 to 2006, general partner at Arthur Andersen from 1986 to 2002, Certified Public Accountant in California and Arizona, Certified Fraud Examiner
			Yes	Audit (Chair)	Axon Enterprises, Inc., Amtech Systems, Inc., Banner Health Systems

David Vander Ploeg	60
President of Dutchman Advisors, LLC, a management consulting and private investment company, Executive Vice President and CFO of School Specialty, Inc., a distributor of products, and curriculum solutions in the education marketplace, where he served from 2008 until December 2013, Executive Vice President and CFO at Schneider National, Inc., a provider of transportation and logistics services from 2004 to 2007, senior auditor for Arthur Andersen
			Yes	Audit, Finance	Energy Bank, Inc., Bellin Psychiatric Hospital

Robert E. Synowicki, Jr.	60
Chief Financial Officer, Chief Operating Officer, and Chief Information Officer at various times with Werner Enterprises, Inc., a publicly traded national trucking company, for over 25 years, most recently serving as Executive Vice President of Driver Resources from 2010 until December 2015
			Yes	Finance, Nominating and Governance	Blue Cross Blue Shield-Nebraska
Class III
David Jackson	43
Chief Executive Officer of Knight, and now Knight- Swift, and a member of the board of directors of Knight since January 2015, President of Knight, and now Knight-Swift, since February 2011, Chief Financial Officer from 2004 until 2012, Treasurer from 2006 to 2011 and Knight’s Secretary from 2007 to 2011
			No	None	None

Kevin Knight	62
Chairman of the board of directors of Knight since 1999 (including as the Executive Chairman since January 2015), CEO of Knight from 1993 through December 2014, currently serves as a full time executive officer of the Company in his role as Executive Chairman, from 1975 to 1984 in various roles at Swift, from 1986 to 1990 as Executive Vice President of Swift, and concurrently from 1988 to 1990 as President of Cooper Motor Lines, Inc., a former Swift subsidiary
			No	Executive (Chair)	American Trucking Associations

PROXY STATEMENT
KNIGHT-SWIFT TRANSPORTATION HOLDINGS INC. ANNUAL MEETING OF STOCKHOLDERS

Annual Meeting Details		Proxy Proposals	Board Vote Recommendation	Page
When	Thursday, May 30, 2019 8:30 a.m. Local Time	Elect three Class II directors, each such director to serve a term of three years, and two Class III directors, each such director to serve a term of one year	FOR	13
		Conduct an advisory, non-binding vote to approve executive compensation	FOR	32
Where	20002 North 19th Ave Phoenix, AZ 85027
		Ratify the appointment of Grant Thornton LLP (“GT”) as our independent registered public accounting firm for fiscal year 2019	FOR	32
Who Votes	Stockholders of record on April 5, 2019
		Vote on a stockholder proposal regarding Board declassification, if properly presented	NONE	35

Stockholders also will consider any other matters that may properly come before the meeting, although we know of no other business to be presented.
By submitting your proxy (either by signing and returning the enclosed proxy card, by voting electronically on the Internet or by telephone), you authorize David Jackson, our President and CEO, and Adam Miller, our Chief Financial Officer (“CFO”) and Treasurer, to represent you and vote your shares at the Annual Meeting in accordance with your instructions. Also, they may vote your shares to adjourn the Annual Meeting and will be authorized to vote your shares at any postponements or adjournments of the Annual Meeting.
A Notice of Internet Availability of Proxy Materials (the “Internet Notice”) will first be mailed on or about April 19, 2019, to stockholders of record of our common stock at the close of business on April 5, 2019, which is the record date. The Internet Notice will instruct you as to how you may access and review the proxy materials. This proxy statement, the proxy card, and our Annual Report to Stockholders for the fiscal year ended December 31, 2018 (our “2018 Annual Report”), which collectively comprise our “proxy materials,” are first being made available to stockholders on April 19, 2019.
The information included in this proxy statement should be reviewed in conjunction with the consolidated financial statements, notes to consolidated financial statements, reports of our independent registered accounting firm, and other information included in our 2018 Annual Report that will first be made available on or about April 19, 2019, together with this notice of Annual Meeting and proxy statement, to all stockholders of record of our common stock as of the record date, April 5, 2019. A copy of our 2018 Annual Report will be made available free of charge on the Annual Reports section of our corporate website at www.knight-swift.com. Except to the extent it is incorporated by specific reference, our 2018 Annual Report is not incorporated into this proxy statement and is not considered to be a part of the proxy-soliciting material.
THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
CORPORATE GOVERNANCE DOCUMENTS
In furtherance of its goals of providing effective governance of our business and affairs for the long-term benefit of stockholders, the Board has adopted Corporate Governance Guidelines in addition to charters for each of its Board committees and a Code of Business Conduct and Ethics (the “Code of Conduct”) for our directors, officers, and employees. Each of these documents is free and available for download in the corporate governance section of the Investor Relations page at www.knight-swift.com. You may also obtain a copy by writing to Knight-Swift Transportation Holdings Inc., c/o Secretary, 20002 North 19th Avenue, Phoenix, Arizona 85027.
RISK MANAGEMENT AND OVERSIGHT
We take a company-wide approach to risk management, and our full Board has overall responsibility for and oversees our risk management process on an annual basis. Our full Board: (i) determines the appropriate risk for us as an organization; (ii) assesses the specific risks faced; and (iii) reviews the appropriate steps to be taken by management in order to manage those risks. While the full Board maintains the ultimate oversight responsibility for the risk management process, its committees oversee risk in certain specified areas. In particular, our Compensation Committee is responsible for overseeing the management of risks relating to our executive and non-executive compensation policies and practices and the incentives created by our compensation policies and practices. Our Audit Committee oversees assessment and management of financial risks and is responsible for overseeing potential conflicts of interests. Our Nominating and Corporate Governance Committee is responsible for overseeing implementation of appropriate corporate governance procedures, monitoring and overseeing the management and mitigation of operating risks, and overseeing the management of risks associated with the independence of our Board. Our Nominating and Corporate Governance Committee also reviews enterprise operating risks, other than financial and internal controls risks. Our Finance Committee monitors and mitigates risks relating to our deployment of financial resources, the management of our balance sheet, and the investment of cash and other assets. Our Merger Integration Committee monitored risks associated with integration efforts in connection with the 2017 Merger. Following the successful integration of Swift and Knight, the Merger Integration Committee was dissolved in May 2018. Pursuant to the Board’s instruction, management regularly reports on applicable risks to the relevant committee or the full Board. As appropriate, additional review or reporting on risks are conducted as needed or as requested by our Board and its committees.
COMPOSITION OF BOARD
Our Board currently consists of eleven members, divided into three classes: Kathryn Munro (Class I), Gary Knight (Class I), Kevin Knight (Class II), Michael Garnreiter (Class II), David Jackson (Class II), Robert Synowicki, Jr. (Class II), Richard Dozer (Class II) (not standing for reelection), David Vander Ploeg (Class II), Richard Lehmann (Class III) (retiring at Annual Meeting), Richard Kraemer (Class III) (retiring at Annual Meeting), and Roberta Roberts Shank (Class III).
Subsequent to the 2018 Annual Meeting, Mr. Jerry Moyes, a former Class III director, resigned as a director of the Company. In accordance with our tenure policy, Messrs. Richard Lehmann and Richard Kraemer, are retiring at the Annual Meeting, and Mr. Richard Dozer, a Class II director, has decided not to stand for reelection at the Annual Meeting.
Given these developments, to rebalance the number of directors in each class, our Board has nominated Messrs. Michael Garnreiter, David Vander Ploeg, and Robert Synowicki, Jr. as Class II directors to hold office for a term of three years, expiring at the close of the 2022 Annual Meeting of Stockholders and has nominated Messrs. David Jackson and Kevin Knight as Class III directors to hold office for a term of one year, expiring at the close of the 2020 Annual Meeting of Stockholders, or until, in each case, their successors are elected and qualified or until their earlier resignation or removal.
All of these directors, other than Messrs. Gary Knight, Kevin Knight, and Jackson, qualify as independent directors under the corporate governance standards of the NYSE and the independence requirements of Rule 10A-3 of the Securities Exchange Act of 1934 (the “Exchange Act”); provided, after June 2018 Mr. Synowicki did not meet the Audit Committee independence requirements due to his consulting assistance to the Company regarding driver recruiting and retention.
The table below provides information on the qualifications, skills, characteristics, and experience of our proposed nominees and continuing directors.

	Mr. Garnreiter	Mr. Jackson	Mr. Gary Knight	Mr. Kevin Knight	Ms. Munro	Mr. Vander Ploeg	Ms. Roberts Shank	Mr. Synowicki, Jr.
Experience
Public Company Officer		✓	✓	✓	✓	✓		✓
Financial Reporting	✓	✓	✓	✓	✓	✓	✓	✓
Industry		✓	✓	✓		✓		✓
Environmental	✓	✓	✓	✓	✓	✓	✓	✓
Risk Management	✓	✓	✓	✓	✓	✓	✓	✓
Demographic/Background
Independent	Yes	No	No	No	Yes	Yes	Yes	Yes(1)
Gender	Male	Male	Male	Male	Female	Male	Female	Male
Tenure (years)	17	5	29	29	15	11	4	4
Age (years)	67	43	67	62	70	60	52	60

(1)	Mr. Synowicki is independent for all purposes except service on the Audit Committee after June 2018.
The lack of a “✓” for a particular item does not mean that the director does not possess that qualification, characteristic, skill or experience. We look to each director to be knowledgeable in these areas; however, the “✓” indicates that the item is a specific qualification, characteristic, skill or experience that the director brings to the Board.

BOARD LEADERSHIP STRUCTURE
We separate the offices of the Chairperson of our Board and our CEO. Currently, our Executive Chairman of the Board is Kevin Knight. Separating the offices of Chairperson and CEO allows our CEO to dedicate his full efforts to the demands and responsibilities of the CEO position, while also allowing us to benefit from Kevin Knight’s strategic oversight and considerable experience. Our Board will be free to choose the Chairperson in any way that it deems best for us at any given point in time. The duties of the Chairperson include:

•	serving on the Executive Committee;

•	presiding at all meetings of our Board and the stockholders at which the Chairperson is present;

•
participating in setting Board meeting agendas, in consultation with the CEO and lead independent director, and coordinating Board meeting schedules to assure that there is sufficient time for discussion of all agenda items;

•	collaborating with the CEO and lead independent director in determining the need for special meetings and calling any such special meeting;

•	responding directly to stockholder and other stakeholder questions and comments that are directed to the Chairperson of the Board; and

•	performing such other duties as our Board may delegate from time to time.
If the Chairperson of the Board is not an independent director, our Board’s independent directors will designate one of the independent directors on the Board to serve as lead independent director. Currently, our lead independent director is Kathryn Munro. The duties of the lead independent director include:

•	presiding at all executive sessions of the Board;

•	presiding at all meetings of our Board and the stockholders, where the Chairperson is not present;

•	performing all duties of the Chairperson in the absence or disability of the Chairperson;

•	coordinating the activities of the independent directors;

•	providing information to the Board for consideration;

•
participating in setting Board meeting agendas, in consultation with the CEO and Chairperson, and coordinating Board meeting schedules to assure that there is sufficient time for discussion of all agenda items;

•	participating in the retention of outside advisors and consultants who report directly to the Board;

•	requesting the inclusion of certain materials for Board meetings;

•	consulting with respect to, and where practicable receiving in advance, information sent to the Board;

•	collaborating with the CEO and Chairperson in determining the need for special meetings and calling any such special meeting;

•	calling meetings of the independent directors;

•	acting as liaison for stockholders between the independent directors and the Chairperson, as appropriate;

•	communicating to the CEO, together with the Chairperson of the Compensation Committee, the results of the Board’s evaluation of the CEO’s performance;

•	responding directly to stockholder and other stakeholder questions and comments that are directed to the lead independent director or the independent directors as a group, as the case may be; and

•	performing such other duties as our Board may delegate from time to time.
In the absence or disability of the Chairperson, the duties of the Chairperson (including presiding at all meetings of our Board and the stockholders) shall be performed and the authority of the Chairperson may be exercised by the lead independent director or another independent director designated for this purpose by our Board. The Chairperson of our Board (if he or she is an independent director) or the lead independent director may only be removed from such position with the affirmative vote of a majority of the independent directors and only for the reasons set forth in our by-laws, including a determination by a majority of the independent directors that the Chairperson or lead independent director, as the case may be, is not fulfilling his or her responsibilities in a manner that is in the best interests of the Company and its stockholders.
BOARD DIVERSITY
The Company prefers a mix of background and experience among its members. The Board does not follow any ratio or formula to determine the appropriate mix. Rather, it uses its judgment to identify nominees whose backgrounds, attributes, and experiences, taken as a whole, will contribute to the high standards of Board service to the Company. The effectiveness of this approach is evidenced by the directors’ participation in insightful and robust, yet mutually respectful, deliberation that occurs at Board and committee meetings. Our Board will consist of 25% females following the Annual Meeting.

BOARD MEETINGS
The Board held 5 meetings during the 2018 calendar year. During 2018, all directors attended at least 75% of the aggregate of the Board and committee meetings on which they sit, except that Mr. Lehmann was unable to attend the meeting held by the Executive Committee during 2018.
DIRECTOR ATTENDANCE AT ANNUAL MEETING
Six of our then-incumbent directors attended our 2018 Annual Meeting of Stockholders. Directors are invited and encouraged to attend the Company’s annual meetings of stockholders, although we do not have a formal policy regarding director attendance at our annual meetings of stockholders.
BOARD COMMITTEES
Currently, our Board has an Audit Committee (AC), Compensation Committee (CC), Nominating and Corporate Governance Committee (NGC), Finance Committee (FC), and Executive Committee (EC). Following the successful integration of Swift and Knight, the Merger Integration Committee was dissolved in May 2018. Each committee, except our Executive Committee, is composed entirely of independent directors, each of whom is a “non-employee director” as defined in Rule 16b-3(b)(3) under the Exchange Act and, for 2017, an “independent director” for purposes of the rules of the NYSE.
Members serve on these committees until their respective resignations or until otherwise determined by our Board. Our Board may from time to time establish other committees.
Current committee memberships are as follows:

Name		AC	CC	NGC	FC	EC
Kathryn Munro	Lead Independent Director					✓
Kevin Knight	Executive Chairman of the Board
Richard Dozer*		✓			✓
Michael Garnreiter
David Jackson
Gary Knight						✓
Richard Kraemer*			✓
Richard Lehmann*				✓		✓
Roberta Roberts Shank		✓	✓
Robert Synowicki, Jr.				✓	✓
David Vander Ploeg		✓			✓

✓ = Member	= Committee Chairperson
* Messrs. Kraemer and Lehmann are retiring at the Annual Meeting and Mr. Dozer is not standing for reelection
Audit Committee
The Audit Committee held 10 meetings in 2018. The Audit Committee performs the following functions:

•
reviews the audit plans and findings of our independent registered public accounting firm and our internal audit and risk review staff, as well as the results of regulatory examinations, and tracks management’s corrective action plans where necessary;

•	reviews our financial statements, including any significant financial items and/or changes in accounting policies, with our management and independent registered public accounting firm;

•	reviews, with management and our independent registered public accounting firm, our financial risk and control procedures, compliance programs, and significant tax, legal, and regulatory matters;

•
has the sole discretion to appoint annually, compensate, and oversee our independent registered public accounting firm, evaluate such firm’s independence and performance, set clear policies for our hiring of employees or former employees of the independent registered public accounting firm, and pre-approve all audit services and permitted non-audit services to be performed by our independent registered public accounting firm;

•	regularly reviews matters and monitors compliance procedures with our internal audit department as well as oversees performance of the internal audit department;

•	establishes procedures for reviewing and investigating complaints regarding accounting, internal controls, auditing matters, or other illegal or unethical acts;

•	administers our related party transactions policy and evaluates related party transactions presented for approval;

•	regularly meets with management, internal auditors, the independent auditors and the Board in executive session;

•	reviews with management the Audit Committee Report for inclusion in the proxy statement filed with the SEC; and

•	annually reviews the Audit Committee Charter for adequacy and compliance with the duties and responsibilities set forth therein.
The Board has determined that each of our Audit Committee members qualify as audit committee financial experts as such term is defined in Item 407(d)(5) of Regulation S-K, promulgated by the Securities and Exchange Commission (“SEC”). The Board has also determined that all members of the Audit Committee satisfy the independence standards of the NYSE listing standards and the SEC requirements and possess the requisite literacy in financial matters to sit as a member of the Audit Committee. Mr. Synowicki served on the Audit Committee until June 2018, when he began to provide consulting services to us in the areas of driver recruitment and retention and resigned from the Audit Committee. Mr. Garnreiter has been designated as the audit committee financial expert.
Compensation Committee
The Compensation Committee held 5 meetings in 2018. The Compensation Committee performs the following functions:

•	annually evaluates the performance of, determines, approves, and recommends to the Board the base salary, cash incentives, equity awards, and all other compensation for the CEO;

•	annually reviews corporate goals and objectives relevant to the compensation of our other executive officers and senior management and evaluates performance in light of those goals and objectives;

•	annually review and approve the peer group used for competitive pay comparisons;

•	approves base salary and other compensation of our other executive officers;

•	approves and recommends to the Board annual cash and equity incentive compensation for the executive officers;

•
adopts, oversees, and periodically reviews and makes recommendations to the Board regarding the operation of all of our equity-based compensation plans and incentive compensation plans, programs, and arrangements, including establishing criteria for the terms of awards granted to participants under such plans. This includes grants of restricted stock, restricted stock units, performance units, and stock options along with other perquisites and fringe benefit arrangements;

•	annually reviews and makes recommendations to the Board regarding the outside directors’ compensation arrangements to ensure their competitiveness and compliance with applicable laws;

•	annually reviews the Company’s cash and equity incentive performance goals and objectives including whether such goals were met;

•	annually approve the appointment of our independent compensation consultant;

•	reviews with management the Compensation Discussion and Analysis (“CD&A”) for inclusion in the proxy statement filed with the SEC; and

•	annually reviews the Compensation Committee Charter for compliance with the duties and responsibilities set forth therein.
The Board has determined that all members of the Compensation Committee satisfy the independence listing standards of the NYSE and applicable SEC requirements. All members of the Compensation Committee qualify as “non-employee directors” for purposes of Rule 16b-3 of the Exchange Act. In accordance with its charter, the Compensation Committee may delegate responsibility to subcommittees of the Compensation Committee as necessary or appropriate.
For 2018, the Compensation Committee retained Echelon Compensation Partners ("Echelon") as its independent compensation consultant to provide advice and services such as the following: (i) analysis and recommendations that inform the Compensation Committee's decisions with respect to compensation; (ii) market pay data and competitive-position benchmarking; (iii) analysis and input on peer group development; (iv) analysis and input on performance measures and goals; (v) analysis and input on compensation program structure; (vi) an assessment of the risks under our compensation programs;  and (vii) updates on market trends and the regulatory environment as it relates to executive compensation, including corporate governance aspects.
Pursuant to SEC rules and NYSE listing standards, the Compensation Committee assessed the independence of Echelon, and concluded that no conflict of interest exists that would prevent Echelon from independently advising the Compensation Committee.  In connection with this assessment, the Compensation Committee considered, among others, the following factors: (i) the provision of other services to us by the firm that employs the compensation advisor; (ii) the amount of fees received from us by the firm that employs the compensation advisor as a percentage of the total revenue of the firm; (iii) the policies and procedures of the firm that employs the compensation advisor that are designed to prevent conflicts of interest;

(iv) any business or personal relationship of the compensation advisor with any member of the Compensation Committee; (v) any stock in our company owned by the compensation advisor or the advisor's immediate family members; and (vi) any business or personal relationship of the compensation advisor or the firm employing the advisor with any of our executive officers. In addition, Echelon reported to the Compensation Committee concerning the factors specified in SEC rules and NYSE listing standards regarding potential conflicts of interest arising from their work.  Echelon did not perform other services for the Company in 2018, and would not do so without the prior consent of the Compensation Committee. Echelon's role in establishing the compensation of our named executive officers, to the extent material, are addressed under “Executive Compensation-Compensation Discussion and Analysis.”
Nominating and Corporate Governance Committee
The Nominating and Corporate Governance Committee held 4 meetings in 2018. The Nominating and Corporate Governance Committee performs the following functions:

•	considers and recommends the criteria, qualifications, and attributes of candidates for nomination to the Board and its committees;

•	identifies, screens, and recommends qualified candidates to the Board for Board membership;

•	periodically reviews and makes recommendations to the Board regarding corporate governance policies and principles;

•	evaluates the adequacy of Board procedures, such as the frequency of meetings, advance document distribution, content of Board minutes, and meeting attendance by non-directors;

•	advises the Board with respect to the Board composition, diversity, size, attributes, procedures, and committees;

•	evaluates director nominee recommendations proposed by stockholders;

•	oversees the evaluation of the Board;

•	considers and makes recommendations to prevent, minimize, resolve, or eliminate possible conflicts of interest;

•	recommends individuals to the Board for election by the stockholders or appointment by the Board;

•	periodically reviews our Corporate Governance Guidelines and recommends proposed changes to the Board for approval; and

•	annually reviews the Nominating and Corporate Governance Committee Charter to ensure it reflects a commitment to effective corporate governance.
The Board has determined that all members of the Nominating and Corporate Governance Committee satisfy the independence listing standards of the NYSE.
Merger Integration Committee
The Merger Integration Committee held 1 meeting in 2018. Following the successful integration of Swift and Knight, the Merger Integration Committee was dissolved in May 2018. Prior to the committee’s dissolution, Ms. Munro served as the committee chairperson, and Messrs. Kraemer, Lehmann, and Synowicki served as members of the committee. The Merger Integration Committee was responsible for overseeing our plans to integrate the operations of Swift and Knight following the 2017 Merger. The Merger Integration Committee performed the following functions:

•	monitored the development and implementation of integration plans, including ensuring that sufficient resources were allocated to the implementation of integration plans;

•	identified and adopted measures to mitigate risks associated with integration efforts;

•	reported to the Board on the status of the integration efforts; and

•	communicated and implemented of Board recommendations regarding integration plans.
Finance Committee
The Finance Committee held 2 meeting in 2018. The Finance Committee performs the following functions:

•	reviews and monitors the deployment of our financial resources and policies, the management of our balance sheet, and the investment of cash and other assets;

•	reviews and makes recommendations to the Board regarding our operating and capital budgets and monitors actual performance against our budgets and projections;

•	reviews our capital structure, liquidity, financing plans, and other treasury policies, including off-balance sheet financings;

•	reviews with the Board and management our financial risk exposure relating to financing activities; and

•	annually reviews the Finance Committee Charter for adequacy and compliance with the duties and responsibilities set forth therein.
Executive Committee
The Executive Committee held 1 meeting in 2018. The Executive Committee is authorized to act on behalf of the Board when the Board is not in session, with the exception of certain actions. The Executive Committee is currently comprised of Kathryn Munro, Kevin Knight, Gary Knight, and Richard Lehmann.
CORPORATE GOVERNANCE POLICY
Our Board has adopted Corporate Governance Guidelines to assist the Board in the exercise of its duties and responsibilities and to serve the best interests of the Company and our stockholders. A copy of these guidelines has been posted on our website at www.knight-swift.com. These guidelines, which provide a framework for the conduct of the Board’s business, provide that:

•	directors are responsible for attending Board meetings and meetings of committees on which they serve and to review in advance materials distributed for such meetings;

•	the Board’s principal responsibility is to oversee and direct the management of our business and affairs to promote the best interests of the Company and our stockholders;

•	at least a majority of the Board shall be independent directors;

•	the lead independent is to preside at all executive sessions of the Board and any third party desiring to contact the independent directors may do so by contacting our lead independent director;

•	our Nominating and Corporate Governance Committee is responsible for nominating qualified members for election to our Board;

•
our Board is responsible for selecting an Audit Committee with at least one financial expert and other members who are knowledgeable about financial matters (currently all four members of the Audit Committee qualify as financial experts);

•	our Nominating and Corporate Governance Committee is responsible for evaluating, reviewing, and planning for director tenure and succession;

•
our Compensation Committee, in consultation with the Chairperson and the CEO, is responsible for reporting annually to the Board on executive management succession planning along with maintaining at all times an evaluation and recommendation of potential successors to the Executive Chairperson, CEO, President, CFO, and other key members of executive management;

•
any director who fails to receive the required number of votes for reelection in accordance with our by-laws will tender his or her written resignation for consideration by the Nominating and Corporate Governance Committee;

•
our Board believes that it is important for our compensation policies for our senior executives and Board to be properly aligned with the interests of the Company and its stockholders and not encourage excessive risk taking;

•
our Board expects that each member be fully committed to devoting adequate time to his or her duties to the Company and no member of our Board may serve on any more than five public company boards (or, in the case of our CEO, three boards), including our Board;

•	the independent directors will meet in executive session on a regular basis, but not less than annually;

•	independent directors will serve on our Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee;

•
new directors should participate in an orientation program and all directors will periodically be provided with materials on subjects that will assist them in discharging their duties as directors, furthering their understanding of our business, and enhancing their performance on our Board; and

•	the Nominating and Corporate Governance Committee will develop and implement annual self-evaluations to determine whether the Board is functioning effectively.
MAJORITY VOTING STANDARD FOR DIRECTOR ELECTIONS
Our by-laws require that we use a majority voting standard in uncontested director elections and we have a resignation requirement under our Corporate Governance Guidelines for directors who fail to receive the required majority vote. Under the majority voting standard, a director nominee must receive more votes cast “for” than “against” for his or her election in order to be elected to the Board. If a director nominee does not receive the required number of votes, such director nominee will, within five days following the certification of the stockholder vote, tender his or her resignation for consideration by the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee will consider a tendered resignation and, within 30 days following the date of the stockholders’ meeting at which the election occurred, make a recommendation to the Board concerning the acceptance or rejection of the resignation. The Board will take formal action on the Nominating and Corporate Governance Committee’s recommendation no later than 60 days following the date of the stockholders’ meeting at which the election occurred, and the Company will disclose the Board’s decision on a Form 8-K filed with the SEC. Directors shall be elected by a plurality of the votes cast at any meeting of stockholders where the number of nominees exceeds the number of directors to be elected.
CODE OF BUSINESS CONDUCT AND ETHICS
The Board has adopted a Code of Conduct that applies to all of our directors, officers, and employees. In addition, we maintain a Policy Governing Responsibilities of Financial Managers and Senior Officers (the “Financial Responsibilities Policy”) that applies to our executive officers (Executive Vice President or above), CFO, Chief Accounting Officer (“CAO”), Controller, and any other employee who is responsible for the management of our funds or for the operation and maintenance of our financial accounting and reporting system. The Code of Conduct and Financial Responsibilities Policy include provisions applicable to our CEO, CFO, CAO, Controller, or persons performing similar functions, which constitute a “code of ethics” within the meaning of Item 406(b) of SEC Regulation S-K. Copies of the Code of Conduct and Financial Responsibilities Policy are publicly available free of charge on our website at www.knight-swift.com.
Pursuant to SEC regulations and NYSE listing standards, we will disclose amendments to or waivers of our Code of Conduct or our Financial Responsibilities Policy in a press release, on our website at www.knight-swift.com., or in a Current Report on Form 8-K filed with the SEC, whichever disclosure method is appropriate.  To date, we have not granted any waivers from our Code of Conduct to our directors or executive officers or our Financial Responsibilities Policy to the CEO, CFO, CAO, Controller, or any person performing similar functions.
EXECUTIVE SESSIONS OF INDEPENDENT DIRECTORS
Independent Board members generally meet without management present at least once per year in executive sessions. Our lead independent director presides over those meetings. Our independent directors met 3 times in 2018 without management present.
STOCK TRADING POLICY, ANTI-PLEDGING AND HEDGING POLICY, AND RELATED MATTERS
The Company has a Securities Trading Policy (“STP”) that sets forth terms, conditions, timing, limitations, and prohibitions with respect to trading in the Company’s securities. The STP prohibits all directors, officers, employees, and consultants from trading in the Company’s securities while in possession of material nonpublic information. Employees are also generally prohibited from engaging in puts, calls, or similar instruments relating to the Company’s securities, or selling the Company’s securities “short.” The STP also restricts directors, officers subject to Section 16 of the Exchange Act, and certain other specifically designated employees from trading in the Company’s securities during certain periods and only after they have obtained pre-clearance for trades in the Company’s securities from the Company’s General Counsel and CFO.
The Company also has adopted the Anti-Pledging and Hedging Policy to limit the pledging and hedging of the Company’s securities by certain individuals. The Anti-Pledging and Hedging Policy applies to the Chairperson of the Board, any Vice Chair (if a Company employee), the CEO, the President, the CFO, any other named executive officer, any Company employee who is also a member of the Board, non-employee directors (including Kevin Knight, Gary Knight, and our former director Jerry Moyes), and any other employee designated by the Nominating and Corporate Governance Committee (any such person, a “Designated Person”). While our Anti-Pledging and Hedging Policy continues to apply to Mr. Moyes, we may be unable to enforce this policy because Mr. Moyes no longer serves as a director. Designated Persons are prohibited from engaging in any pledging or hedging transaction (including zero cost collars, forward sales contracts, puts, calls, and other derivative transactions) in the Company’s common stock. The Anti-Pledging and Hedging Policy does not have a hardship exemption.
The Anti-Pledging and Hedging Policy permits Kevin Knight and Gary Knight to continue certain existing pledging and hedging transactions, but requires them to reduce the number of shares subject to such transactions by 50% by October 1, 2020. The Anti-Pledging and Hedging Policy also permits Jerry Moyes to continue certain existing pledging and hedging transactions in accordance with the Moyes Family Stockholders Agreement dated as of April 9, 2017, between the Company, Jerry Moyes, and certain of Mr. Moyes’ family members and controlled entities (the “Moyes Stockholders Agreement”). The Anti-Pledging and Hedging Policy and the Moyes Stockholders Agreement generally permit Mr. Moyes to renew, modify, extend, or replace existing transactions, provided that no additional shares may be hedged or pledged by Mr. Moyes except to the extent necessary to continue, replace, or renew such transactions.
Finally, the Anti-Pledging and Hedging Policy requires Designated Persons to comply with stock retention guidelines as established from time to time by the Compensation Committee. Our Stock Ownership and Retention Policy requires each non-employee director to own Company stock having a value of the lesser of (i) three times the director’s annual cash retainer and (ii) $140,000. Each non-employee director must own the required amount by the later of five years from (x) the date of adoption of our Stock Ownership and Retention Policy and (y) the director’s appointment or election to the Board. Our key officers, as designated under the policy, also must meet certain minimum stock ownership requirements.  Currently, key officers under the policy include (i) our CEO and our Executive Chairperson, who must own Company stock having a value of five times their respective base salaries; (ii) our CFO and Vice Chairperson, who must own Company stock having a value of three times their respective base salaries; and (iii) our Division Operations Officer who must own Company stock having a value of two times their base salary. The Compensation Committee of the Board can designate other key officers who will be subject to the policy. Key officers must achieve such ownership by the later of eight years from (x) the adoption of our Stock Ownership and Retention Policy and (y) their appointment to the applicable office.  Until an individual complies with the stock ownership guidelines, as outlined above, the individual is required to retain (i) any shares owned or purchased by the individual, including stock purchased through the Company’s stock purchase plan or any deferred compensation or 401(k) plan, but excluding any stock purchased on the open market, and (ii) any net shares that remain following the payment of exercise prices and tax obligations related to the exercise of stock options and the payment of tax obligations following the vesting of restricted stock unit and restricted stock grants until the guidelines are satisfied (collectively, the “Covered Shares”). Pledged and hedged shares are excluded from the calculation of the director and officer retention amounts. Vested and unvested stock options are not included in the calculation of the guidelines prior to exercise, and, after exercise, only those retained shares that represent net profit shares, (shares after payment of the exercise price and all taxes) are included. Key officers must retain at least 50% of Covered Shares for two years after the date the Covered Shares are earned. All of our directors and officers are currently in compliance with the Stock Ownership and Retention Policy.
COMMUNICATIONS WITH DIRECTORS BY STOCKHOLDERS
Stockholders and other interested parties may communicate directly with any member or committee of the Board by writing to: Knight-Swift Transportation Holdings Inc. Board of Directors, c/o Secretary, 20002 North 19th Avenue, Phoenix, Arizona 85027. Please specify to whom your letter should be directed. Our Secretary will review all such correspondence and regularly forward to the Board a summary and copies of all such correspondence that, in his or her opinion, deals with the functions of the Board or its committees or that he or she otherwise determines requires the attention of any member, group, or committee of the Board. Board members may at any time review a log of all correspondence received by us that is addressed to Board members and request copies of any such correspondence.
NOMINATION OF DIRECTOR CANDIDATES
The Nominating and Corporate Governance Committee will consider recommendations for director nominations proposed by stockholders. To recommend a prospective director candidate for the Nominating and Corporate Governance Committee’s consideration, stockholders may submit the candidate’s name, qualifications, and other relevant biographical information in writing to: Knight-Swift Transportation Holdings Inc., Nominating and Corporate Governance Committee, c/o Secretary, 20002 North 19th Avenue, Phoenix, Arizona 85027. Our by-laws require stockholders to give advance notice of stockholder proposals, including nominations of director candidates. For more information, please see “Stockholder Proposals” in this proxy statement.
The Nominating and Corporate Governance Committee assesses a director nominee’s judgment, integrity, independence, management, and business skills and experience (particularly with public companies and companies in our industry or other industries related to our business), prominence and reputation in his or her profession, concern for the interests of our stockholders, knowledge of corporate governance issues and board functions, commitment to attend and actively participate in meetings and related Board activities, other commitments and responsibilities, and such other factors as the Nominating and Corporate Governance Committee determines are appropriate in light of our needs and the needs of our Board. Exhibit “A” of the Nominating and Corporate Governance Committee Charter and our Corporate Governance Guidelines also set forth additional criteria and guidelines the Nominating and Corporate Governance Committee may consider when selecting director nominees.
Upon identifying and selecting qualified director nominee candidates, the Nominating and Corporate Governance Committee then submits its director nominee selections to our full Board for consideration. We do not pay a fee to any third party to identify or evaluate or assist in identifying or evaluating potential nominees.
The Board is responsible for recommending director candidates for election by the stockholders and for appointing directors to fill vacancies or newly created directorships. The Board has delegated the screening and evaluation process for director candidates to the Nominating and Corporate Governance Committee, which identifies, evaluates, and recruits qualified director candidates and recommends them to the Board. The Nominating and Corporate Governance Committee considers potential candidates for director, who may come to the attention of the Nominating and Corporate Governance Committee through current directors, management, professional search firms, stockholders, or other persons. The Nominating and Corporate Governance Committee considers and evaluates a director candidate recommended by a stockholder in the same manner as a nominee recommended by a Board member, management, search firm, or other sources.
Our by-laws provide for “proxy access,” which provides a means for our stockholders who have retained and hold a sufficient ownership position in the Company to include stockholder-nominated director candidates in our proxy materials for annual meetings of stockholders. The proxy access provision in our by-laws allows any stockholder (or group of up to 20 stockholders) that has continuously owned at least 3% or more of the Company’s issued and outstanding common stock, for three years preceding the date of submission of the qualified nomination notice (and continues to own at least such amount through the date of the annual meeting), to nominate candidates for election to the Board and require the Company to list such nominees in the Company’s proxy statement for its annual meeting of stockholders, subject to certain procedural and information requirements. Our by-laws also provide procedures for nominations of persons for election to our Board by stockholders who comply with certain timely notice and form procedures set forth therein.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
None of the current members of the Compensation Committee have been, or are, one of our officers or employees. In 2018, no member of our Compensation Committee had any relationship or transaction with the Company that would require disclosure as a “related person transaction” under Item 404 of SEC Regulation S-K.
During 2018, none of our executive officers served as a member of the board of directors or compensation committee (or other board committee performing equivalent functions) of another entity, an executive officer of which served as a member of our Board or Compensation Committee.
RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Our Audit Committee has established written policies and procedures relating to the review and approval or ratification of any transaction, or any proposed transaction, in which we were or are to be a participant and the amount involved exceeds $120,000, and in which any “related person” (as that term is defined in Instruction 1 to Item 404(a) of SEC Regulation S-K) had or will have a direct or indirect material interest, referred to as an “interested transaction.”
Upon review of the material facts of all interested transactions, the Audit Committee will either approve, ratify, or disapprove the interested transactions, subject to certain exceptions, by taking into account, among other factors it deems appropriate, whether the terms are arm’s length and the extent of the related person’s interest in the transaction.  No director may participate in any discussion or approval of an interested transaction for which he or she, or his or her relative, is a related party.  If an interested transaction will be ongoing, the Audit Committee may establish guidelines for our management to follow in its ongoing dealings with the related party and then at least annually must review and assess ongoing relationships with the related party.  Compensation of executive officers, which may involve an “interested transaction,” is reviewed and approved by the Compensation Committee.
The following table presents our “interested transactions” with our related persons in 2018 (in thousands):

	Provided by the Company	Received by the Company
Freight Services:
Central Freight Lines(1)	$681	$—
SME Industries(1)	698	—
Total	$1,379	$—
Facility and Equipment Leases:
Central Freight Lines(1)	$916	$370
Other Affiliates(1)	19	—
Total	$935	$370
Other Services:
Updike Distribution Logistics, LLC(2)	554	—
Other Affiliates(1)	35	2,590
Total	$589	$2,590

As of December 31, 2018, receivables and payables pertaining to these related party transactions were (in thousands):

	Company Receivable	Company Payable
Central Freight Lines(1)	$254	$—
SME Industries	24	—
Other Affiliates(1)	—	20
Total	$278	$20

(1)
Entities affiliated with Jerry Moyes, a former member of our Board, include Central Freight Lines, SME Industries, Compensi Services, and DPF Mobile. Transactions with these entities that are controlled by and/or otherwise affiliated with Mr. Moyes include freight services, facility leases, equipment sales, and other services.

Freight Services Provided by the Company - The Company charges for freight services to each of these companies for transportation services.
Freight Services Received by the Company - Transportation services received from Central Freight represent LTL freight services rendered to haul parts and equipment to Company shop locations.
Other Services Provided by the Company - Other services provided by the Company to the identified related parties include equipment sales and miscellaneous services.
Other Services Received by the Company - Consulting fees and certain third-party payroll and employee benefits administration services from the identified related parties are included in other services received by the Company.

(2)
Knight had an arrangement with Updike Distribution Logistics, LLC, a company that is owned by the father and three brothers of Executive Vice President of Sales and Marketing, James Updike, Jr. The arrangement allowed Updike Distribution Logistics, LLC to purchase fuel from Knight’s vendors at cost, plus an administrative fee. The arrangement was terminated during the second quarter of 2018.

In addition, certain members of our officers’ families are employed on the same terms and conditions as non-related employees, several of whom are considered related persons due to their familial relationship with one or more of Kevin Knight (our Executive Chairman), Gary Knight (our Vice Chairman), and David Jackson (our President and CEO). These related persons were Larry Knight and Keith Knight (brothers of Kevin Knight), Cory Webster (brother-in-law of Gary Knight), Glen Thomas (brother-in-law of David Jackson), and Tyson Hintz (son-in-law of Kevin Knight). The aggregate total compensation paid to these individuals in 2018 was $2,129,197. This amount includes any equity awards granted to such individuals in 2018, valued as of the grant date in accordance with FASB ASC Topic 718, cash vehicle allowances, or use of company vehicles.  Based on the fact that these individuals are employed on the same terms and conditions as non-related employees, the Audit Committee ratified these transactions.
PROPOSAL NO. 1:
ELECTION OF DIRECTORS
The Company’s by-laws provide that the number of directors shall not be less than three, with the exact number to be fixed by the Board. Directors are divided into three classes, with each class serving a three-year term.
Directors are elected by a majority of votes cast with respect to each director, provided that the number of nominees does not exceed the number of directors to be elected, in which case the directors will be elected by the vote of a plurality of the shares represented in person or by proxy at any stockholder meeting.
The stockholders of the Company elect at the annual meeting successors for directors whose terms have expired. The Board appoints members to fill new membership positions and vacancies in unexpired terms on the Board.
Subsequent to the 2018 Annual Meeting, Mr. Jerry Moyes, a former Class III director, resigned as a director of the Company. In accordance with our tenure policy, Messrs. Richard Lehmann and Richard Kraemer, are retiring at the Annual Meeting, and Mr. Richard Dozer, a Class II director, has decided not to stand for reelection at the Annual Meeting.
Given these developments, to rebalance the number of directors in each class, our Board has nominated Messrs. Michael Garnreiter, David Vander Ploeg, and Robert Synowicki, Jr. as Class II directors to hold office for a term of three years, expiring at the close of the 2022 Annual Meeting of Stockholders and has nominated Messrs. David Jackson and Kevin Knight as Class III directors to hold office for a term of one year, expiring at the close of the 2020 Annual Meeting, or until, in each case, their successors are elected and qualified or until their earlier resignation or removal. The Board believes that these directors are well-qualified and experienced to direct and manage the Company’s operations and business affairs and will represent the interests of the stockholders as a whole, as described in the biographical information for each of these nominees set forth below under the headings “Nominees for Class II Director” and “Nominees for Class III Director.”
There are no arrangements or understandings between any of the Class II or Class III director nominees and any other person pursuant to which any of such director nominees were selected as a nominee. If any director nominee becomes unavailable for election, which is not anticipated, the named proxies will vote for the election of such other person as the Board may nominate, unless the Board resolves to reduce the number of directors to serve on the Board and thereby reduce the number of directors to be elected at the Annual Meeting.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE
FOR
EACH OF THE DIRECTOR NOMINEES LISTED HEREIN

NOMINEES FOR CLASS II DIRECTOR
If elected at the Annual Meeting, the term of each Class II director expires at the 2022 Annual Meeting of Stockholders.
Michael Garnreiter (67)
Mr. Garnreiter has served as a member of the board of directors of Knight since 2003. Mr. Garnreiter served as treasurer of Shamrock Foods Company, a privately held manufacturer and distributor of foods and food-related products based in Phoenix, Arizona, from August 2012 until his retirement in December 2015. From January 2010 until August 2012, Mr. Garnreiter was a managing director of a Scottsdale-based financial consulting organization, Fenix Financial Forensics LLC, which provides financial analysis, forensic accounting, litigation support, and other dispute resolution services to a variety of businesses and organizations. Mr. Garnreiter is also the Chairman of the board of directors and chair of the audit committee of Axon Enterprises, a manufacturer of non-lethal protection devices; chair of the audit and governance committees for Amtech Systems, Inc., a supplier of horizontal diffusion furnace systems; and a member of the board of directors of Banner Health Systems, a nonprofit multistate hospital system based in Phoenix, Arizona. Mr. Garnreiter also formerly served as the sole director of Syntax Brillian Corporation, a dissolved company that designed, developed, and distributed high definition televisions and served as chair of the audit committee and member of the nominations and governance and compensation committees for IA Global, Inc., an Asian business processes outsourcing company. He was previously the managing member of Rising Sun Restaurant Group LLC from 2006 until January 2010 and President of New Era Restaurants, LLC from 2008 until 2009, both of which are privately held restaurant operating companies. From 2002 to 2006, Mr. Garnreiter was also formerly the Executive Vice President, Treasurer, and Chief Financial Officer of Main Street Restaurant Group, Inc. (“Main Street”), a publicly held restaurant operating company. Prior to joining Main Street, Mr. Garnreiter served as a general partner of Arthur Andersen LLP (“Arthur Andersen”). Mr. Garnreiter began his career with Arthur Andersen in 1974 after graduating with a Bachelor of Science degree in accounting from California State University at Long Beach. In 1986, he became the managing partner of Arthur Andersen’s Tucson, Arizona office, and he was a senior audit partner at Arthur Andersen from 1986 to 2002. Mr. Garnreiter is a Certified Public Accountant in California and Arizona and became a Certified Fraud Examiner in 2010.
David Vander Ploeg (60)
Mr. Vander Ploeg has served on the board of directors of Swift since 2009. He currently serves as President of Dutchman Advisors, LLC, a management consulting and private investment company. Mr. Vander Ploeg is the retired Executive Vice President and CFO of School Specialty, Inc., a distributor of products, and curriculum solutions in the education marketplace, where he served from 2008 until December 2013. In January 2013, School Specialty filed for bankruptcy under Chapter 11 of the United States Bankruptcy Code. Prior to that role, Mr. Vander Ploeg spent 24 years at Schneider National, Inc., a provider of transportation and logistics services and was Executive Vice President and CFO from 2004 until his departure in 2007. Prior to joining Schneider, Mr. Vander Ploeg was a senior auditor for Arthur Andersen. Mr. Vander Ploeg currently serves on the boards of directors of Energy Bank, Inc., a designer and manufacturer of LED lighting, and Bellin Psychiatric Hospital. Mr. Vander Ploeg holds a Bachelor of Science degree in accounting and a Master’s degree in business administration from the University of Wisconsin-Oshkosh. Mr. Vander Ploeg’s qualifications to serve on our Board include his extensive experience in the transportation and logistics services industry and his past public company and finance and audit experience provide us with valuable insight on public company governance practices.
Robert Synowicki (60)
Mr. Synowicki has served on the board of directors of Knight since February 2016. Mr. Synowicki served in multiple roles with Werner Enterprises, Inc., a publicly traded national trucking company, for over 25 years, most recently serving as Executive Vice President of Driver Resources from 2010 until December 2015, where he oversaw recruitment and other critical professional driver initiatives. In addition, Mr. Synowicki served as Chief Financial Officer, Chief Operating Officer, and Chief Information Officer at various times during his career with Werner. Mr. Synowicki has also served as a member of the Board of the American Trucking Associations and the Truckload Carriers Association. Mr. Synowicki is a Certified Public Accountant (inactive) and currently serves on the board of directors of Blue Cross Blue Shield - Nebraska, as Finance Committee Chairman and as a member of the Audit Committee. Mr. Synowicki began his career with Arthur Andersen in 1983 where he worked on Fortune 1000 clients until 1987. He earned a Bachelor of Science degree in Biology and a Bachelor of Science in Business Administration, Accounting from the University of Nebraska. The Board believes Mr. Synowicki provides financial and accounting expertise and valuable industry insight and perspective by virtue of his many years of leadership experience in the industry. Mr. Synowicki provides consulting services to the Company regarding driver recruiting and retention.
NOMINEES FOR CLASS III DIRECTOR
If elected at the Annual Meeting, the term of each Class III director expires at the 2020 Annual Meeting of Stockholders.
Kevin Knight (62)
Mr. Knight has served as the Chairman of the board of directors of Knight since 1999 (including as the Executive Chairman since January 2015) and served as the CEO of Knight from 1993 through December 2014, and currently serves as a full time executive officer of the Company in his role as Executive Chairman. He has been one of our officers and directors since 1990. From 1975 to 1984 Mr. Knight served in various roles at Swift, then from 1986 to 1990 as Executive Vice President of Swift, and concurrently from 1988 to 1990 as President of Cooper Motor Lines, Inc., a former Swift subsidiary. Mr. Knight currently serves on the board of directors and Executive Committee of the American Trucking Associations. Mr. Knight is the first cousin of Gary Knight. The selection of Mr. Knight as a director was based, among other things, upon his extensive experience in business operations and exemplary executive leadership since Knight’s founding.  Mr. Knight also has exhibited commendable dedication to our financial and operating performance.
David Jackson (43)
Mr. Jackson has served as the Chief Executive Officer of Knight, and now Knight-Swift, and a member of the board of directors of Knight since January 2015. He has served as the President of Knight, and now Knight-Swift, since February 2011. Mr. Jackson previously served as Knight’s Chief Financial Officer from 2004 until 2012. He has been with Knight since 2000. Mr. Jackson served as Knight’s Treasurer from 2006 to 2011 and Knight’s Secretary from 2007 to 2011. Prior to his appointment as the CFO, Mr. Jackson served in several positions at Knight between 2000 and 2004. The selection of Mr. Jackson as a director was based, among other things, upon his extensive transportation, leadership, and finance experience and his deep understanding of the Knight culture and commitment to maintaining our financial and operating performance. Mr. Jackson holds a Bachelor of Science degree in Global Business and Finance from Arizona State University.
CONTINUING CLASS I DIRECTORS
Kathryn Munro (70)
Ms. Munro has served as a member of the board of directors of Knight since 2005 and currently serves as our lead independent director. She is a principal of BridgeWest, LLC, a private equity investment company specializing in wireless technology companies, a position she has held since 2003. Prior to BridgeWest, Ms. Munro spent 20 years at Bank of America Corporation where she held a variety of senior executive positions. Ms. Munro has served on the board of directors of Pinnacle West Capital Corporation, an investor owned electric utility holding company, since 2002. Ms. Munro has also served on the board of Premera Blue Cross, a privately held health insurance company, since 2007. From her distinguished career in commercial banking, Ms. Munro brings business acumen and financial knowledge to our Board and provides insightful guidance regarding our business.
Gary Knight (67)
Mr. Knight has served as a Vice Chairman of the board of directors of Knight since 2004, and currently serves as the Vice Chairman of the Company. Mr. Knight served as Knight’s President from 1993 to 2004, and has been one of Knight’s officers and a member of Knight’s Board since 1990. From 1975 until 1990, Mr. Knight was employed by Swift, where he was an Executive Vice President. Mr. Knight is the first cousin of Kevin Knight. The selection of Mr. Knight as a director was based upon, among other things, his significant leadership experience and knowledge of the Company. Mr. Knight’s qualifications to serve on our Board also include his extensive knowledge of the transportation industry.
CONTINUING CLASS III DIRECTOR
Roberta Roberts Shank (52)
Ms. Roberts Shank was appointed to the board of directors of Knight in February 2016. Ms. Roberts Shank currently serves as the Chief Executive Officer, President, and director of Chas Roberts A/C and Plumbing, Arizona’s largest residential air conditioning installer, a position she has held since 2000. For her role at Chas Roberts, Ms. Roberts Shank was named the 2014 CEO of the Year by the ACE Awards, in addition to previously being named one of Arizona’s most dynamic women in business, winning the Greater Phoenix Chamber of Commerce Impact Award, and being named a finalist for the Ernst & Young Entrepreneur of the Year award. Ms. Roberts Shank has also served on the Advisory Board of AMERCO, North America’s largest “do-it-yourself” moving and storage operator through its subsidiary, U-Haul International, Inc., since August 2017. In addition, Ms. Roberts Shank has served in multiple civic and community roles, including as the treasurer of the National Charity League for six years and currently serving on the board of directors for the Boys and Girls Club of Metro Phoenix and the City of Phoenix planning commission. The Board believes Ms. Roberts Shank’s extensive executive-level leadership and business experience through a variety of economic environments makes her a valuable asset for the Board and the Company.
DIRECTOR COMPENSATION
We pay only non-employee directors for their services as directors. Directors who are also officers or employees of the Company are not eligible to receive any of the compensation described below. The compensation for non-employee directors is as follows:

•	an annual retainer to each director of $130,000, payable up to $50,000 in cash and at least $80,000 in common stock.

•	an annual leadership retainer of $20,000, paid in cash, to the lead independent director;

•	an annual retainer of $15,000, paid in cash, to the Audit Committee Chairperson;

•	an annual retainer of $10,000, paid in cash, to the Compensation Committee Chairperson;

•	an annual retainer of $7,500, paid in cash, to the Nominating and Corporate Governance Committee Chairperson;

•	an annual retainer of $6,000, paid in cash, to the Finance Committee Chairperson;

•	an annual retainer of $5,000, paid in cash, to each member of the Audit, Compensation, Nominating and Corporate Governance, Finance, and Merger Integration Committees; and

•	reimbursement of expenses to attend Board and committee meetings.
No additional retainers are paid to the members or the Chairperson of the Executive Committee or to the Chairperson of the Merger Integration Committee. No other fees are paid for attendance at Board or committee meetings.
The following table provides information for the fiscal year ended December 31, 2018, regarding all plan and non-plan compensation awarded to, earned by, or paid to, each person who served as a director for 2018.

Director	Fees Earned or Paid in Cash ($)	Stock Awards Cash Value ($)(1)	All Other Compensation ($)	Total ($)
Richard Dozer(2)	60,000	79,977	—	139,977
Michael Garnreiter	65,000	79,977	—	144,977
David Jackson(3)	—	—	—	—
Gary Knight(3)	—	—	—	—
Kevin Knight(3)	—	—	—	—
Richard Kraemer(2)	37,500	109,999	—	147,499
Richard Lehmann(2)	66,000	79,977	—	145,977
Kathryn Munro	85,000	79,977	—	164,977
Roberta Roberts Shank	30,000	109,999	—	139,999
Robert Synowicki, Jr.	65,000	79,977	45,000(4)	189,977
David Vander Ploeg	40,000	99,991	—	139,991
Former Directors
Glenn Brown(5)	4,167	54,145	—	58,312
Jerry Moyes(6)	—	—	2,400,000(7)	2,400,000

(1)
The amounts shown reflect the aggregate grant date fair value of stock awards granted to non-employee directors during 2018, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“FASB ASC Topic 718”). The grant date fair value for restricted stock was measured based on the closing price of our common stock on the date of grant. Mr. Kraemer and Ms. Roberts Shank elected to receive approximately $110,000 of their annual retainer in common stock, and Mr. Vander Ploeg elected to receive approximately $100,000 of his annual retainer in common stock.

As of December 31, 2018, Mr. Vander Ploeg had 2,880 unexercised and vested options; Mr. Moyes had 130,856 unexercised and vested options; and Messrs. Brown, Dozer, Garnreiter, Kraemer, Lehmann, and Synowicki, and Mses. Munro and Roberts Shank had no restricted shares and no options outstanding.

(2)	Messrs. Kraemer and Lehmann are retiring at the Annual Meeting and Mr. Dozer is not standing for reelection.

(3)	Employee directors do not receive any additional compensation for service as a director.

(4)	Represents consulting fees paid to Mr. Synowicki. Mr. Synowicki has provided consulting services to the Company related to driver recruiting and retention since June 2018.

(5)	Mr. Brown retired from our Board effective as of our 2018 annual meeting, held on May 31, 2018. Mr. Brown’s cash and equity retainer was prorated for his service on the Board through May 31, 2018.

(6)	Mr. Moyes resigned from the Board effective December 21, 2018.

(7)
Represents consulting fees paid to Mr. Moyes pursuant to the Letter Agreement dated April 9, 2017, between Jerry Moyes and Swift Transportation Company. Mr. Moyes did not receive any additional compensation for his service as a director of the Company. See “Relationships and Related Party Transactions” for details regarding related party transactions with Mr. Moyes.

MANAGEMENT
EXECUTIVE OFFICERS
The following table sets forth the names, ages, and positions of our current executive officers. Biographies for our executive officers are also provided below, except for David Jackson and Kevin Knight, whose biographies are given under “Nominees for Class III Director” and Gary Knight, whose biography is given under “Continuing Class I Directors.”

Name	Age	Position
David Jackson	43	President and CEO
Adam Miller	39	CFO and Treasurer
Kevin Knight	62	Executive Chairman
Gary Knight	67	Vice Chairman
Shannon Breen	38	Senior Vice President Logistics and Intermodal
Todd Carlson	59	General Counsel and Secretary
James Fitzsimmons	47	Executive Vice President of Operations of Swift
Cary Flanagan	46	Chief Accounting Officer
Timothy Harrington	49	Executive Vice President of Sales of Swift
Michael Liu	46	Executive Vice President of Operations of Knight
Kevin Quast	53	Chief Operating Officer of Swift
James Updike, Jr.	46	Executive Vice President of Sales and Marketing of Knight
Adam Miller (39)
Mr. Miller joined Knight in 2002. He was appointed as Knight’s CFO in May 2012 and has also served as the Secretary and Treasurer of Knight since 2011. Mr. Miller currently serves as the Company’s CFO and Treasurer. Prior to becoming CFO of Knight, Mr. Miller served as the Senior Vice President of Accounting and Finance from 2011 to May 2012 and as Controller of Knight Refrigerated, LLC, a subsidiary of Knight, from 2006 to 2011. Prior to his appointment as Controller of Knight Refrigerated, LLC, Mr. Miller served since 2002 in several other accounting and finance positions at Knight. Mr. Miller earned his Bachelor’s degree in Accounting from Arizona State University and is a Certified Public Accountant.
Shannon Breen (38)
Mr. Breen joined Knight in 2012. Mr. Breen has served as the Senior Vice President Logistics and Intermodal since September 2018. Prior to his current position, Mr. Breen served as the Vice President of Logistics of Knight from 2015 to September 2018 and concurrently as the Vice President of Swift Logistics following the 2017 Merger. His prior roles and additional responsibilities have included Director of Sales of Knight from 2012 to 2014 and project leader for a transportation management system upgrade from 2015 to 2017. Mr. Breen earned his Bachelor’s degree in Finance from Arizona State University in 2002.
Todd Carlson (59)
Mr. Carlson has served as our General Counsel and Secretary since September 2017. Prior to his current position, Mr. Carlson served as the General Counsel of Knight since 2007. Prior to joining Knight, Mr. Carlson was Vice President and Corporate Counsel at Swift from 1991 to 2007. Mr. Carlson received his Bachelor of Science degree in Accounting from the University of Nebraska and earned his Juris Doctor degree from the University of Nebraska College of Law. Mr. Carlson is admitted to practice law in the State of Arizona.
James Fitzsimmons (47)
Mr. Fitzsimmons has served as the Executive Vice President of Operations of Swift since September 2018. Mr. Fitzsimmons joined Swift in 1993 and has held several leadership positions within customer services, sales, and operations. Prior to his current position, Mr. Fitzsimmons served as Regional Vice President of Swift from 2006 to January 2018 and Senior Vice President of Operations beginning in January 2018. He graduated with a bachelor’s degree in Business Management from Arizona State University.
Cary Flanagan (46)
Mr. Flanagan has served as our Chief Accounting Officer since September 2017. Prior to his current position, Mr. Flanagan served as Swift’s Vice President and Corporate Controller from 2008 to September 2017 and as its Director of Financial Reporting at Swift from 2006 to 2008. Prior to joining Swift, Mr. Flanagan served in various accounting positions from 1994 to 2006, including as an Audit Manager with KPMG LLP (“KPMG”) from 2000 to 2004 and an Audit Senior at Perkins & Co. from 1996 to 2000. Mr. Flanagan earned his Bachelor’s degree in Accounting from the University of Puget Sound and is a Certified Public Accountant.

Timothy Harrington (49)
Mr. Harrington has served as the Executive Vice President of Sales of Swift since April 2018. Prior to his current position, Mr. Harrington served as the Regional Vice President of Sales of Swift from 2016 to April 2018 and Vice President of Network Operations of Swift from 2011 to 2016. Mr. Harrington earned his Bachelor's degree in English from the University of South Dakota.
Michael Liu (46)
Mr. Liu joined Knight in 2000. Mr. Liu has served as the Executive Vice President of Operations of Knight since 2017. Prior to his current position, Mr. Liu served as the Regional Vice President of Operations for West Dry Van and West Refrigerated at Knight from 2016 to 2017 and Regional Vice President of Operations for West Dry Van from 2010 to 2016. Mr. Lieu earned his Bachelor of Science degree in Business Management form the University of Phoenix.
Kevin Quast (53)
Mr. Quast joined Knight in 1996. He served as Executive Vice President and Chief Operations Officer of Knight from 2011 until the 2017 Merger, and has served as the Chief Operating Officer of Swift since the 2017 Merger. Prior to his service as Executive Vice President and Chief Operations Officer of Knight, Mr. Quast served at Knight as the Business Unit Leader for the Southeast from 2010 to 2011. Prior to his appointment as Business Unit Leader for the Southeast, Mr. Quast served in several senior sales and operations positions at Knight in the Southeast region since 2001 and in various other operating departments since 1996. Mr. Quast earned his Bachelor’s degree in Mandarin Chinese and Asian Studies from Brigham Young University.
James Updike, Jr. (46)
Mr. Updike joined Knight in 1996. He has served as Executive Vice President of Sales and Marketing at Knight since 2011. Prior to his appointment as Executive Vice President of Sales and Marketing, Mr. Updike served as Vice President of Sales at Knight Refrigerated, LLC, a subsidiary of Knight, since 2006 and as General Manager beginning in 2008. Prior to joining Knight Refrigerated, LLC, Mr. Updike served in several sales management and operations positions at Knight since 1996. Mr. Updike earned his Bachelor’s degree in Marketing and Finance from Utah State University.
COMPENSATION COMMITTEE REPORT
The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this proxy statement. Based on its review and discussions with management, the Compensation Committee recommended to the Board, and the Board approved, that the Compensation Discussion and Analysis be included in this proxy statement and in the Company’s Annual Report to Stockholders for the fiscal year ended December 31, 2018.
This report is submitted by the Compensation Committee.
Kathryn Munro - Chairperson
Richard Kraemer
Roberta Roberts Shank
The foregoing Compensation Committee Report does not constitute soliciting material and shall not be deemed filed or incorporated by reference to any Company filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, except to the extent the Company specifically incorporates this report.
EXECUTIVE COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS
Executive Summary
We are North America's largest and most profitable truckload carrier. Knight has historically been one of the most profitable truckload carriers in North America and Swift has historically been one of the largest truckload carriers in North America. Following the 2017 Merger, our executive team led an integration effort focused on (1) providing stability to our customers, driving associates, and non-driving associates, (2) implementing cost savings consistent with Knight's historical cost conscience culture, (3) building a unified team with an understanding of our strategy at all levels and a drive to grow revenues with returns higher than our cost of capital, (4) incentivizing performance by all team members with a compensation design that rewards team members for attaining operating and financial results, (5) building out data and technology across the combined company to provide our leaders actionable information, and (6) bringing Swift's historical operating margins to a level consistent with Knight's historical margins. Our entire team, under the leadership of our executive officers, created the largest and most profitable North American truckload carrier by year end 2018 (slightly more than five quarters after our closing of the 2017 Merger). The following represents the results of these efforts in 2018:

●	Total Revenue of $5.3 billion
●	Revenue, excluding fuel surcharge of $4.7 billion
●	Operating ratio improvement of 230 bps to 89.4%
●	Adjusted Operating Ratio Improvement of 140 bps to 86.9%(1)
●	Cash flows from operations of $882.0 million
●	Free cash flow of $351.8 million(2)
●	Lease Adjusted Leverage Ratio decreased by 37% compared to year end 2017(3)
●	Repurchased $179.3 million of our common stock
●	Returned $42.8 million in dividends to our stockholders

(1)
Adjusted operating ratio is a non-GAAP financial measure defined as operating expenses, net of fuel surcharge revenue and certain non-recurring items, expressed as a percentage of revenue, excluding fuel surcharge revenue. See Part II, Item 7 of our Form 10-K for the year ended December 31, 2018 for a non-GAAP reconciliation.

(2)	Free cash flow is a non-GAAP financial measure defined as cash flow from operating activities, less net capital expenditures. See non-GAAP reconciliation on page 40.

(3)	See definition of lease adjusted leverage ratio on page 40.
Our 2018 compensation design appropriately awarded our executive officers for these results and the stockholder value they created through a direct link between pay and performance. The goals of our compensation program going into 2018 were two-fold: (1) incentivize executives to successfully integrate Knight and Swift following the 2017 Merger, to improve Swift's margins to a level consistent with Knight's margins, and to grow earnings, which was accomplished through performance-based cash and equity awards; and (2) retain an executive team that we were confident could be the best team in the industry in maximizing stockholder value, which was accomplished through salary and time-based equity awards. Our 2019 compensation design has a similar structure because the Compensation Committee believes the plan design:

●	is competitive with our peer group and primary competitors for talent;
●	attracts and retains our talented executives that have produced industry-leading results;
●	provides stability through conservative, but competitive base salary;
●	aligns our executives’ interests with our corporate strategies, our business objectives, and the long-term interests of our stockholders; and
●	enhances our executives’ focus on and incentive to take actions that increase our stock price and maximize stockholder value over time, without undue risk.
Highlights of the executive compensation program include:

●	Conservative pay policy with named executive officer and director pay targeted to the market median
●	Peer group designed to reflect companies we compete with for business and talent
●	Direct link between pay and performance that aligns business strategies with stockholder value creation
●	Appropriate balance between short- and long-term compensation that discourages short-term risk taking at the expense of long-term results
●	Independent compensation consultant retained by the Compensation Committee to advise on executive compensation matters
●	Independent Compensation Committee
●	Clawback policy
●	Anti-Pledging and Hedging Policy limiting the pledging and hedging of the Company’s securities by certain individuals with no hardship exemption
●	No re-pricing or back-dating of stock options
●	No dividends paid on unvested stock awards
●	Robust key officer stock ownership and retention guidelines
●	No tax gross-up payments to cover personal income taxes relating to incentive compensation

Named Executive Officers for 2018
The following individuals were our named executive officers for 2018:

Name	Position
David Jackson	President and CEO
Adam Miller	CFO
Kevin Knight	Executive Chairman
Gary Knight	Vice Chairman
Kevin Quast	Chief Operating Officer of Swift
Overview and Philosophy of Compensation
Our Compensation Committee has the responsibility to:

•	review and approve corporate goals and objectives relevant to the compensation of our CEO;

•	evaluate the performance of our CEO in light of those goals and objectives; and

•	determine and approve the compensation level of our CEO based upon that evaluation.
The Compensation Committee is also responsible for reviewing annually the compensation of our other executive officers and determining whether that compensation is reasonable under existing circumstances. In making these determinations, the Compensation Committee seeks to ensure that the compensation of our executive officers aligns their interests with the interests of our stockholders and the Company. The Compensation Committee reviews and approves all forms of incentive compensation, including cash bonuses, stock option grants, stock grants, restricted stock unit (“RSU”) grants, performance-based restricted stock unit (“PRSU”) grants, and other forms of incentive compensation granted to our executive officers. The Compensation Committee considers the advice and recommendations of Echelon, our independent compensation consultant. Echelon provides analysis and recommendations regarding market pay data and competitive-position benchmarking, peer group development, performance measures and goals, program structure, incentive and equity plan design, and the regulatory environment and Company policies as they relate to executive compensation. Echelon also reviews compensation goals and priorities with our CEO, our Executive Chairman, and our CFO as part of providing advice and recommendations for the Compensation Committee.
We strive to ensure that our compensation, particularly base salary, is consistent with our focus on controlling costs.
Elements of 2018 Executive Compensation
Our compensation program for 2018 includes the following components:

Element	Form	Time Horizon	Primary Objectives and Link to Value Creation
Base Salary	Cash	Annual	Attract and retain our named executive officers with fixed cash compensation to provide stability that allows our named executive officers to focus their attention on business objectives
Annual Cash Bonus	Cash	Annual	Focus and motivate our named executive officers to achieve annual corporate financial and operating goals with opportunity for upside based on exceptional performance
Performance-Based Long-Term Incentives	PRSUs	Three-year performance period
Focus and motivate our named executive officers to achieve long-term corporate financial and operating goals and superior stockholder returns relative to our peer group

Encourage retention through additional time vesting once PRSUs are earned after three-year performance period

PRSUs comprise 60% of our long-term incentives

Time-Based Long-Term Incentives	RSUs	Ratable three-year vesting	Encourage retention of our named executive officers Time-vested RSUs comprise 40% of our long-term incentives
Other Compensation	Other Benefits	N/A	Limited personal benefits such as 401(k) and vehicle allowance that are consistent with our peer companies. Additionally, we provide an air travel allowance to Mr. Kevin Knight.
Each element of compensation for 2018 is discussed below.
Base Salary
During 2018, our named executive officers’ base salaries were as follows:

Name	Effective January 1, 2018 to November 11, 2018	Effective November 12, 2018 to December 31, 2018
David Jackson	$725,000	$800,000
Adam Miller	$450,000	$650,000
Kevin Knight	$900,000	$950,000
Gary Knight	$400,000	$450,000
Kevin Quast	$280,000	$350,000
In November 2018, the Compensation Committee reviewed data provided by Echelon regarding industry and peer compensation levels and approved increases to the base salaries of our named executive officers, effective November 12, 2018.
Annual Cash Bonus
In February 2018, the Compensation Committee approved our cash bonus plan for 2018 (the “2018 Cash Bonus Plan”) pursuant to our Amended and Restated 2014 Omnibus Incentive Plan (the “Omnibus Plan”). Under the 2018 Cash Bonus Plan, certain of our employees, including our named executive officers, were eligible to earn incremental cash bonuses upon satisfaction of 2018 performance targets related to adjusted operating income growth and adjusted trucking operating ratio. The Compensation Committee established a target bonus potential, expressed as a percentage of year-end annualized base salary, for each of our named executive officers as follows:

Name	Target Bonus Potential
David Jackson	100%
Adam Miller	75%
Kevin Knight	100%
Gary Knight	75%
Kevin Quast	60%
With input from Echelon, the 2018 performance targets were reviewed and approved by the Compensation Committee after consultation with Messrs. Jackson, Miller, and Kevin Knight. The threshold and maximum payout range and related 2018 performance targets under the 2018 Cash Bonus Program are summarized below:

2018 Cash Bonus Payout and Performance Target Range
% of Bonus Potential Earned(1)	Adjusted Operating Income Growth(2)(3)	Adjusted Trucking Operating Ratio(3)(4)
20%	>0.0%	<96.0%
200%	>100.0%	<88.0%

(1)	The Compensation Committee also created specific parameters for awarding bonuses for achievement of performance between the ranges set forth in this table.

(2)
Adjusted operating income is defined as consolidated total revenue, net of fuel surcharge, less consolidated total operating expenses, net of fuel surcharge. Adjusted operating income growth is calculated by taking 2018 adjusted operating income less 2017 adjusted operating income, divided by 2017 adjusted operating income. Due to Knight’s treatment as the accounting acquirer in the 2017 Merger, consolidated operating income for 2017 does not include Swift results prior to the Merger Date. The Compensation Committee took this into consideration when setting the adjusted operating income growth targets.

(3)
Both the adjusted operating income growth and adjusted trucking operating ratio targets could be adjusted by the Compensation Committee to omit the effects of extraordinary items, acquisitions or dispositions, unusual, one-time or non-recurring items, amortization of intangibles, cumulative effects of changes in accounting principles, and similar items or transactions.

(4)
Adjusted trucking operating ratio is the adjusted operating ratio (total trucking adjusted operating expenses, net of trucking fuel surcharge, divided by total trucking revenue, net of trucking fuel surcharge and intersegment transactions) for each of our trucking segments (Knight Trucking, Swift Truckload, Swift Dedicated, and Swift Refrigerated), which were recast in March 2019 into a single trucking reportable segment.

Given the uncertainty and difficulty of integration following the 2017 Merger, the Compensation Committee viewed the 2018 performance targets as reflecting a range of performance that was achievable but uncertain, with the upper end of the range reflecting a significant accomplishment.
In March 2019, the Compensation Committee assessed performance under the 2018 Cash Bonus Program and determined that the 2018 performance targets were achieved at the 200% level, resulting in the following payouts to our named executive officers after the release of our 10-K for the year ended December 31, 2018:

Name	Payout
David Jackson	$1,600,000
Adam Miller	$975,000
Kevin Knight	$1,900,000
Gary Knight	$675,000
Kevin Quast	$420,000
Long-Term Incentives
In November 2018, the Compensation Committee approved the following grants of PRSUs and RSUs to the named executive officers under the Omnibus Plan:

	Target Performance-Based Long-Term Incentives (60% of Grant)		Target Time-Based Long-Term Incentives (40% of Grant)		Total Target Long-Term Incentives (in Dollars)(1)
Name	No. of PRSUs	Target (in Dollars)(1)	No. of RSUs	Target (in Dollars)(1)
David Jackson	50,198	$1,650,000	33,465	$1,100,000	$2,750,000
Adam Miller	27,381	$900,000	18,254	$600,000	$1,500,000
Kevin Knight	54,761	$1,800,000	36,507	$1,200,000	$3,000,000
Gary Knight	14,603	$480,000	9,735	$320,000	$800,0000
Kevin Quast	8,214	$270,000	5,476	$180,000	$450,000

(1)
The number of PRSUs and RSUs granted was determined by taking the applicable target (in dollars) divided by the closing price of our common stock on the grant date ($32.87). Please refer to the Summary Compensation Table and the Grants of Plan Based Awards table below for details regarding the fair value of these awards calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“FASB ASC Topic 718”).

The PRSUs have a three-year performance period commencing January 1, 2019, and ending December 31, 2021.The performance targets for the PRSUs relate to the compound annual growth rate in adjusted earnings per share (“Adjusted EPS CAGR”) and adjusted trucking operating ratio. With input from Echelon, the PRSU performance targets were reviewed and approved by the Compensation Committee after consultation with Messrs. Jackson, Miller, and Kevin Knight. The PRSU performance targets do not reflect any opinion or projection of management concerning Adjusted EPS CAGR or adjusted trucking operating ratio expectations for the performance period. The threshold and maximum payout range and related performance goals for the PRSUs are summarized below:

2018 PRSU Payout and Performance Range
% of 2018 PRSU Grant Earned(1)	Adjusted EPS CAGR	Adjusted Trucking Operating Ratio
20%	>(8.0)%	<95.0%
200%	>7.0%	<87.0%

(1)	The Compensation Committee also created specific parameters for the number of PRSUs to be earned for the achievement of performance between the ranges set forth in this table.
The number of PRSUs earned will be increased by 25% if our compound annual total stockholder return (“TSR”) exceeds the 75th percentile of the peer group over the performance period. Conversely, the number of PRSUs earned will be decreased by 25% if our TSR is below the 40th percentile of the peer group for the performance period. The TSR for the Company and for any peer will be determined by the annual compound growth rate between the average stock price of each company considered in the peer group for the 60 trading days prior to the grant date, and the average stock price of each company in the peer group for the final 60 trading days of the performance period, with dividends reinvested at the closing stock price of the applicable stock on the date the dividend is declared.
The actual number of restricted shares earned pursuant to this grant of PRSUs will be determined following the conclusion of the performance period based upon actual performance relative to the performance targets, and any earned restricted shares will vest on January 31, 2022. Mr. Kevin Knight’s PRSUs will settle in cash upon vesting, while the PRSUs granted to the other named executive officers will be settled in shares of our common stock.
The time-based RSUs vest in three installments as follows: 34% on January 31, 2020, 33% on January 31, 2021, and 33% on January 31, 2022. In determining to grant time-based equity awards, the Compensation Committee considered, among other things, the important role of RSUs in encouraging long-term retention of an executive team that has successfully led an integration effort following the 2017 Merger and is managing the largest truckload carrier in North America. Mr. Kevin Knight’s RSUs will settle in cash upon vesting, while the RSUs granted to the other named executive officers will be settled in shares of our common stock.

Compensation Decisions for 2019
In January 2019, the Compensation Committee approved our cash bonus plan for 2019 (the “2019 Cash Bonus Plan”) pursuant to our Omnibus Plan. Under the 2019 Cash Bonus Plan, certain of our employees, including our named executive officers, are eligible to earn incremental cash bonuses upon satisfaction of 2019 performance targets related to adjusted operating income growth and adjusted trucking operating ratio. The structure of the 2019 Cash Bonus Plan, including each named executive officer’s target bonus potential, is the same as the 2018 Cash Bonus Plan.
Tax Deductibility Under Section 162(m)
U.S. federal income tax law generally prohibits publicly held companies from deducting compensation paid to certain executive officers that exceeds $1 million during the tax year. Historically, Section 162(m) of the Code ("Section 162(m)"), provided an exemption from the deductibility limit for certain compensation that was "performance-based" and meet various requirements as set forth under Section 162(m). The 2017 Tax Cuts and Jobs Act repealed this exemption, and now compensation paid to such executive officers in excess of $1 million in 2018 and later is no longer deductible, even if performance-based, unless it meets certain limited transition relief pursuant to a special rule that “grandfathers” certain awards and arrangements that were in effect on or before November 2, 2017. While guidance has been issued on the scope of this transition relief, its application is based on interpretation and no assurance can be given as to whether awards that are intended to qualify for the Section 162(m) exemption (as such exemption existed prior to January 1, 2018) will be deductible under the applicable transition relief guidance. Consequently, while the Compensation Committee intended that certain incentive awards granted to our named executive officers on or prior to November 2, 2017 be deductible as “performance-based compensation,” it cannot ensure that result. The Compensation Committee will continue to analyze the impact that Section 162(m) and the potential lack of deduction associated with amounts paid in excess of the deduction limit may have on the Company. The Compensation Committee retains the autonomy to make decisions with respect to the Company’s compensation programs that are based on factors other than Section 162(m) and the tax consequences related thereto. This flexibility may include amending or modifying the design elements of our historical compensation programs to the extent those design elements were principally adopted in an effort to comply with Section 162(m).
Benchmarking Compensation
The Compensation Committee uses a peer group of companies to assess whether our compensation programs are competitive in structure and amount. Our executive compensation is not determined by any formula or ranking within the peer group. However, our total stockholder return, compared to the peer group’s total stockholder return, does affect the payout percentage under our PRSUs.
The Compensation Committee, with the advice of Echelon, considers several criteria to determine our peer group from time to time, such as whether companies (i) are in the same or similar lines of business, (ii) compete for the same customers with similar products and services, (iii) have comparable financial characteristics that investors view similarly, (iv) consider us a peer, (v) would be considered our peer by proxy advisory services, and (vi) are within a reasonable range in terms of percentile rank with the Company in key financial metrics, such as revenue, total assets, asset intensity, and market capitalization.

C.H. Robinson Worldwide, Inc.	Landstar System, Inc.
Forward Air Corporation	Old Dominion Freight Line, Inc.
Genesee & Wyoming Inc.	Ryder System, Inc.
Heartland Express, Inc.	Saia, Inc.
Hub Group, Inc.	Schneider National, Inc.
J.B. Hunt Transport Services, Inc.	Werner Enterprises, Inc.
Kansas City Southern	XPO Logistics, Inc.
Based on publicly-available data as of year-end 2018, the Company is positioned relative to the peer group as follows: at approximately the 65th percentile in total revenue, the 60th percentile in total assets, and the 61st percentile in market capitalization. The Company’s larger size relative to the peer median results from the fact that finding companies of comparable size with a similar business is challenging due to the Company’s position as one of the country’s largest trucking firms. During 2019, the Compensation Committee, with the assistance of Echelon, will review the peer group again for continued relevancy.
Risk Considerations Regarding Compensation
We believe that the structure of our executive compensation program provides an appropriate mix of cash, equity, and other compensation. We believe that the different time horizons and metrics used in the annual and long-term elements of compensation provide incentives to achieve annual and long-term financial and operating goals and superior stockholder returns relative to our peer group. Each element of compensation has been designed and is administered in a manner intended to minimize potential risks to the Company. We believe that our executive compensation program aligns the interests of named executive officers with those of the Company’s stockholders. Moreover, we have determined that any risks arising from the Company’s compensation policies and practices for all of its employees are not reasonably likely to have a material adverse effect on the Company.

Stock Ownership and Retention Policy
Our Stock Ownership and Policy requires our key officers, as designated under the policy, to meet certain minimum stock ownership requirements. Currently, our named executive officers have the following ownership requirements under the Stock Ownership and Retention Policy:

Name	Executive Retention Amount
David Jackson	5x Base Salary
Adam Miller	3x Base Salary
Kevin Knight	5x Base Salary
Gary Knight	3x Base Salary
Kevin Quast	2x Base Salary
Our Stock Ownership and Retention Policy also requires key officers, including our named executive officers, to retain at least 50% of certain shares for two years after the date they are earned, as more fully described under the heading “The Board of Directors and Corporate Governance- Stock Trading Policy, Anti-Pledging and Hedging Policy, and Related Matters.” All of our named executive officers are currently in compliance with the Stock Ownership and Retention Policy.
Hedging and Pledging Policy
Our Anti-Pledging and Hedging Policy limits the pledging and hedging of the Company’s securities by certain individuals, including our named executive officers. The Anti-Pledging and Hedging Policy permits Kevin Knight and Gary Knight to continue certain existing pledging and hedging transactions, but requires them to reduce the number of shares subject to such transactions by 50% by October 1, 2020. The Anti-Pledging and Hedging Policy does not have a hardship exemption. The Anti-Pledging and Hedging Policy is more fully described under the heading “The Board of Directors and Corporate Governance- Stock Trading Policy, Anti-Pledging and Hedging Policy, and Related Matters.”
Clawback Policy
In the event of a significant financial restatement (including an event specified in Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), or other applicable law, we may require, to the fullest extent permitted by applicable law, that an employee covered by the policy, including our named executive officers, forfeit or reimburse us for any incentive-based compensation (including cash- and equity-based incentive compensation) paid or granted to such employee at any time during the performance period relating to the applicable incentive-based compensation, in the sole and absolute discretion of the Compensation Committee. The Clawback Policy has a three year look-back period.
2018 SUMMARY COMPENSATION TABLE
The following table summarizes the compensation earned by our named executive officers in the fiscal years noted.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(1)	All Other Compensation ($)(2)	Total ($)
David Jackson President and CEO	2018	749,193	—	2,823,794(3)	—	1,600,000	13,600	5,186,587
	2017(4)	186,058	200,000	1,482,310	—	217,500	410,231	2,496,099
Adam Miller CFO	2018	480,565	—	1,540,273(3)	—	975,000	10,132	3,005,970
	2017(4)	101,442	200,000	543,501		108,000	256,712	1,209,655
Kevin Knight Executive Chairman	2018	919,149	—	3,080,478(3)	—	1,900,000	262,931	6,162,558
	2017(4)	211,346	1,000,000	2,964,618		270,000	3,084,890	7,530,854
Gary Knight Vice Chairman	2018	413,617	—	821,456(3)	—	675,000	13,384	1,923,457
	2017(4)	86,596	1,000,000	444,693		36,000	3,626	1,570,915
Kevin Quast COO of Swift	2018	300,965	—	462,065(3)	—	420,000	9,736	1,192,766

(1)
The amounts represent the amount earned in such year under our short-term cash incentive plan, notwithstanding the year in which it was paid. See “Compensation Discussion and Analysis-Elements of 2018 Executive Compensation-Annual Cash Bonus” for further information.

(2)	Refer to the All Other Compensation table for more detailed information about compensation reported in this column.

(3)
These amounts represent the aggregate grant date fair value of time-vested RSUs and PRSUs granted on November 12, 2018. Messrs. Jackson, Miller, Kevin Knight, Gary Knight, and Quast received 33,465, 18,254, 36,507, 9,735, and 5,476 time-vested RSUs and 50,198, 27,381, 54,761, 14,603 and 8,214 PRSUs, respectively. The fair value of the RSUs was computed in accordance with FASB ASC Topic 718, which was $32.87 per share, the closing price of our common stock on the grant date. The fair value of the PRSUs was computed in accordance with FASB ASC Topic

718, which was $34.34 per share. The amounts for the PRSUs reflect our accounting expense to be recognized over the vesting period of the PRSUs awarded, and do not necessarily correspond to the actual value that will be recognized by the named executive officers. The number of shares ultimately issued pursuant to the PRSUs granted in 2018 varies depending upon the satisfaction of performance conditions and stockholder return conditions relative to our peer group identified in the grant. The $34.34 per share grant date fair value reflects the probable outcome of the stockholder return conditions pursuant to the Monte Carlo Simulation Valuation model. The stated grant date fair value for the PRSUs further assumes that the performance conditions will be achieved at the target level. Assuming both the performance conditions and stockholder return conditions are achieved at the highest level, and using a per share grant date fair value equal to the closing price of our common stock on the grant date ($32.87), the grant date fair value of the PRSUs would be $4,125,021, $2,250,050, $4,500,002, $1,200,018, and $674,985 for Messrs. Jackson, Miller, Kevin Knight, Gary Knight, and Quast, respectively. It would not be appropriate to use the $34.34 per share grant date fair value for purposes of this assumed maximum achievement of the PRSUs granted in 2018 because the $34.34 per share grant date fair value already accounts for the probable outcome of the stockholder return conditions under the Monte Carlo Simulation Valuation model. For additional information on the valuation assumptions with respect to the grants, refer to Note 22, Stock-based Compensation, of our consolidated financial statements as provided in our Form 10-K for the year ended December 31, 2018, as filed with the SEC.

(4)
For 2017, the information relates only to compensation paid by Knight-Swift during the period on and after the Merger Date (i.e. from September 8, 2017 until December 31, 2017), and does not include compensation that Knight paid prior to the 2017 Merger.

All Other Compensation Table

Name	Year	Perquisites and Other Personal Benefits ($)(1)	Contributions to 401(k) Plan ($)(2)	Total ($)
David Jackson	2018	12,000(3)	1,600	13,600
Adam Miller	2018	8,532(3)	1,600	10,132
Kevin Knight	2018	261,331(4)	1,600	262,931
Gary Knight	2018	11,784(3)	1,600	13,384
Kevin Quast	2018	8,136(3)	1,600	9,736

(1)
This column represents the total amount of perquisites and other personal benefits provided to the named executive officer. Each perquisite and personal benefit is valued on the basis of the aggregate incremental cost to the Company.

(2)	Represents matching 401(k) plan contributions.

(3)	For each of these named executive officers, the amount represents compensation for vehicle allowance.

(4)
Of the total disclosed amount for Kevin Knight, $17,100 is attributable to his vehicle allowance and $244,231 is attributable to his air travel allowance. The air travel allowance was computed based on the amount paid by the Company to Kevin Knight for such perquisite.

GRANTS OF PLAN-BASED AWARDS IN 2018
The following table provides estimated information about non-equity and equity plan-based awards that were granted to the named executive officers in 2018.

Name	Grant Date		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	Grant Date Fair Value of Stock and Option Awards ($)
		Award Approval Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
David Jackson	—	—	160,000	800,000	1,600,000	—	—	—	—	—
	11/12/2018	11/08/2018	—	—	—	7,530	50,198	125,495	—	1,723,799(4)
	11/12/2018	11/08/2018	—	—	—	—	—	—	33,465	1,099,995(5)
Adam Miller	—	—	97,500	487,500	975,000	—	—	—	—	—
	11/12/2018	11/08/2018	—	—	—	4,107	27,381	68,453		940,264(4)
	11/12/2018	11/08/2018	—	—	—	—	—	—	18,254	600,009(5)
Kevin Knight	—	—	190,000	950,000	1,900,000	—	—	—	—	—
	11/12/2018	11/08/2018	—	—	—	8,214	54,761	136,903	—	1,880,493(4)
	11/12/2018	11/08/2018	—	—	—	—	—	—	36,507	1,199,985(5)
Gary Knight	—	—	67,500	337,500	675,000	—	—	—	—	—
	11/12/2018	11/08/2018	—	—	—	2,190	14,603	36,508	—	501,467(4)
	11/12/2018	11/08/2018	—	—	—	—	—	—	9,735	319,989(5)
Kevin Quast	—	—	42,000	210,000	420,000	—	—	—	—
	11/12/2018	11/08/2018	—	—	—	1,232	8,214	20,535	—	282,069(4)
	11/12/2018	11/08/2018	—	—	—	—	—	—	5,476	179,996(5)

(1)
Represents the range of potential cash payments under the annual performance bonuses that Messrs. Jackson, Miller, Kevin Knight, Gary Knight, and Quast could have earned under the 2018 Cash Bonus Plan, as described under the heading “Compensation Discussion and Analysis-Elements of 2018 Executive Compensation-Annual Cash Bonus.” For awards under the 2018 Cash Bonus Plan, (i) Messrs. Jackson, Miller, Kevin Knight, Gary Knight, and Quast had bonus potentials of 100%, 75%, 100%, 75%, and 60% of year-end annualized base salary, respectively, (ii) threshold was set at 20% of the bonus potential, (iii) target was set at 100% of the bonus potential, and (iv) maximum was set at 200% of the bonus potential. Based on 2018 performance, Messrs. Jackson, Miller, Kevin Knight, Gary Knight, and Quast earned a cash bonus of 200% of their respective cash bonus potential.

(2)
These columns represent the potential shares issuable in connection with 2018 PRSUs for each of Messrs. Jackson, Miller, Kevin Knight, Gary Knight, and Quast under the Omnibus Plan, for which target awards were approved by the Compensation Committee on November 8, 2018, as described under the heading “Compensation Discussion and Analysis-Elements of 2018 Executive Compensation-Long-Term Incentives.” The threshold was set at 15% of target and maximum was set at 250% of target. The PRSUs were granted at target and will not be earned, and the actual number of PRSUs finally earned will not be finally determined, until the expiration of the three-year performance period on December 31, 2021. The number of shares ultimately earned will vest on January 31, 2022, subject to certain conditions set forth in the grant agreement.

(3)	Represents an award of RSUs under the Omnibus Plan. The RSUs vest in three installments as follows: 34% on January 31, 2020; 33% on January 31, 2021; and 33% on January 31, 2022.

(4)
The amount disclosed represents the aggregate grant date fair value of the PRSUs granted in 2018 computed in accordance with FASB ASC Topic 718, which was $34.34 per share. These amounts reflect our accounting expense to be recognized over the vesting period of the PRSUs granted in 2018, and do not necessarily correspond to the actual value that will be recognized by the named executive officer. The number of shares ultimately issued pursuant to the PRSUs varies depending upon the satisfaction of performance conditions and stockholder return conditions relative to our peer group identified in the grant. The $34.34 per share grant date fair value reflects the probable outcome of the stockholder return conditions pursuant to the Monte Carlo Simulation Valuation model. The stated grant date fair value for the PRSUs further assumes that the performance conditions will be achieved at the target level. The grant to Mr. Kevin Knight is to be settled in cash. For additional information on the valuation assumptions with respect to the grants, refer to Note 22, Stock-based Compensation, of our consolidated financial statements as provided in our Form 10-K for the year ended December 31, 2018, as filed with the SEC.

(5)
The grant date fair value of the RSUs was computed in accordance with FASB ASC Topic 718, which was $32.87 per share, the closing price of our common stock on the grant date. The grant to Mr. Kevin Knight is to be settled in cash.

OUTSTANDING EQUITY AWARDS AT 2018 FISCAL YEAR-END
The following table provides information on the current equity holdings for each of the named executive officers. This table includes unvested RSUs and PRSUs as of December 31, 2018. Each equity grant is shown separately for each named executive officer.

Name	Stock Awards
	Stock Award Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
David Jackson	10/30/2009	17,550(2)	439,979	—	—
	05/31/2017	14,393(3)	360,833	—	—
	11/09/2017	15,524(4)	389,187	—	—
	11/09/2017	—	—	23,286(5)	583,780
	11/12/2018	33,465(6)	838,968	—	—
	11/12/2018	—	—	50,198(7)	1,258,464
Adam Miller	10/30/2009	7,800(2)	195,546	—	—
	05/31/2017	7,197(3)	180,429	—	—
	11/09/2017	5,692(4)	142,698	—	—
	11/09/2017	—	—	8,538(5)	214,048
	11/12/2018	18,254(6)	457,628	—	—
	11/12/2018	—	—	27,381(7)	686,442
Kevin Knight	10/30/2009	19,500(2)	488,865	—	—
	05/31/2017	8,996(3)	225,530	—	—
	11/09/2017	31,048(4)	778,373	—	—
	11/09/2017	—	—	46,572(5)	1,167,560
	11/12/2018	36,507(6)	915,230	—	—
	11/12/2018	—	—	54,761(7)	1,372,858
Gary Knight	10/30/2009	11,700(2)	293,319	—	—
	05/31/2017	2,400(3)	60,168	—	—
	11/09/2017	4,657(4)	116,751	—	—
	11/09/2017	—	—	6,986(5)	175,139
	11/12/2018	9,735(6)	244,056	—	—
	11/12/2018	—	—	14,603(7)	366,097
Kevin Quast	10/30/2009	15,600(2)	391,092	—	—
	05/31/2017	3,599(3)	90,227	—	—
	11/09/2017	2,070(4)	51,895	—	—
	11/09/2017	—	—	3,105(5)	77,842
	11/12/2018	5,476(6)	137,283	—	—
	11/12/2018	—	—	8,214(7)	205,925

(1)
Market value of RSUs and PRSUs is calculated by multiplying the number of restricted shares that have not vested by the closing market price of our common stock on December 31, 2018, which was $25.07 per share.

(2)
The RSUs were granted by Knight prior to the 2017 Merger. Pursuant to the 2017 Merger, the Company assumed the RSUs. Of the unvested RSUs, approximately 20.5% vested on January 31, 2019, approximately 18.0% will vest on January 31, 2020, and approximately 20.5% will vest on each of January 31, 2021, 2022, and 2023.

(3)
The RSUs were granted by Knight prior to the 2017 Merger. Pursuant to the 2017 Merger, the Company assumed the RSUs. Approximately 25% of the unvested RSUs will vest on each of May 31, 2019, 2020, 2021, and 2022.

(4)	Approximately 34% of the RSUs vested on January 31, 2019 and approximately 33% will vest on each of January 31, 2020 and 2021. The grant to Mr. Kevin Knight is to be settled in cash.

(5)
The number of unvested PRSUs under the awards granted in 2017 reflects the target shares payable with respect to such awards in the event that certain performance targets and stockholder return conditions are met, which is based upon our performance for the three-year period starting January 1, 2018 and ending December 31, 2020 and SEC guidance, and does not reflect any opinion or projection of management concerning the ultimate level of satisfaction of such performance targets or stockholder return conditions for the performance period ending December 31, 2020. The number of shares ultimately issued pursuant to the PRSUs granted in 2017 varies depending upon the satisfaction of performance conditions and stockholder return conditions relative to our peer group. The actual number of PRSUs finally earned will not be determined until the expiration of the performance period on December 31, 2020. The shares ultimately earned will vest on January 31, 2021, subject to certain conditions set forth in the grant agreement. The grant to Mr. Kevin Knight is to be settled in cash.

(6)	The RSUs vest in three installments as follows: 34% on January 31, 2020, 33% on January 31, 2021, and 33% on January 31, 2022. The grant to Mr. Kevin Knight is to be settled in cash.

(7)
The number of unvested PRSUs under the awards granted in 2018 reflects the target shares payable with respect to such awards in the event that certain performance targets and stockholder return conditions are met, which is based upon our performance for the three-year period starting January 1, 2019 and ending December 31, 2021 and SEC guidance, and does not reflect any opinion or projection of management concerning the ultimate level of satisfaction of such performance targets or stockholder return conditions for the performance period ending December 31, 2021. The number of shares ultimately issued pursuant to the PRSUs granted in 2018 varies depending upon the satisfaction of performance conditions and stockholder return conditions relative to our peer group. The actual number of PRSUs finally earned will not be determined until the expiration of the performance period on December 31, 2021. The shares ultimately earned will vest on January 31, 2022, subject to certain conditions set forth in the grant agreement. The grant to Mr. Kevin Knight is to be settled in cash.

OPTION EXERCISES AND STOCK VESTED IN 2018
The following table sets forth information regarding the values realized by our named executive officers upon the exercising of stock options and vesting of RSUs during 2018, and such values reflect the total pre-tax value realized by each named executive officer.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Acquired on Vesting ($)(2)
David Jackson	—	—	9,798	455,065
Adam Miller	—	—	4,999	232,511
Kevin Knight	69,217	1,574,915	6,248	290,609
Gary Knight	15,000	344,001	2,999	143,863
Kevin Quast	17,500	508,292	6,099	295,479

(1)
Calculated by subtracting the aggregate exercise price of the exercised options from the aggregate market value of the shares of common stock acquired on the exercise dates. Market value was determined by using the actual sale prices of shares sold in open market transactions on the dates of the exercises, except with respect to 10,000 options exercised by Mr. Quast on February 23, 2018, which were not sold on the date of exercise and for which market value was determined based on the closing price of our common stock on the date of exercise.

(2)	Calculated by multiplying the aggregate number of shares vested by the closing market price of our common stock on the dates the shares vested.
NONQUALIFIED DEFERRED COMPENSATION

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)(1)	Aggregate Withdrawals/ Distributions in Last FY ($)	Aggregate Balance at Last FYE ($)(2)
David Jackson	—	—	(137,412)	—	189,362
Adam Miller	—	—	—	—	—
Kevin Knight	—	—	(1,374,030)	—	1,893,490
Gary Knight	—	—	—	—	—
Kevin Quast	—	—	—	—	—

(1)
These amounts do not include any above-market or preferential earnings. Accordingly, these amounts are not reported in the Summary Compensation Table. For Messrs. Jackson and Kevin Knight, who deferred the receipt of 7,464 and

74,635 PRSUs in our 2017 fiscal year, respectively, the losses include the change in the closing price per share of our common stock from December 29, 2017 ($43.72) and December 31, 2018 ($25.07), plus $0.06 of cash dividends per share declared for each quarter in fiscal year 2018.

(2)
For Mr. Jackson, the amount deferred represents deferral of 7,464 PRSUs during our 2017 fiscal year that vested on the Merger Date to be delivered in three equal annual installments on January 31, 2019, 2020, and 2021. For Mr. Kevin Knight, the amount deferred represents deferral of 74,635 PRSUs during our 2017 fiscal year that vested on the Merger Date, to be delivered within six months of the date of his employment terminates. The Company accrues for cash dividends on the deferred PRSUs in an amount equal to the amount of cash dividend each of Messrs. Jackson and Knight would have received had the deferred PRSUs been actual shares of our common stock on the date of the cash dividend payment to stockholders. The accrued cash dividends will be paid to each of Messrs. Jackson and Kevin Knight when the underlying shares of our common stock are distributed to each of Messrs. Jackson and Kevin Knight.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL
Outstanding RSUs and PRSUs held by our named executive officers will become subject to immediate vesting upon the occurrence of certain circumstances in which the recipient dies or becomes disabled, notwithstanding that such RSUs and PRSUs may not have otherwise been fully vested. Additionally, outstanding PRSUs held by our named executive officers will become subject to immediate vesting in the event of a “Change of Control,” notwithstanding that such PRSUs may not have otherwise been fully vested. The estimated value of RSUs and PRSUs that would have vested for Messrs. Jackson, Miller, Kevin Knight, Gary Knight, and Quast as of December 31, 2018, under the acceleration scenarios described above is set forth in the table below. The value was calculated by multiplying the closing market price of our common stock on December 31, 2018 ($25.07 per share), by the number of shares underlying accelerated awards. For additional information on the number of currently unvested RSUs and PRSUs that may immediately vest in the event of a change in control, please refer to “Outstanding Equity Awards at Year-End.”

Name/Event	Value of Accelerated RSUs ($)	Value of Accelerated PRSUs ($)	Total ($)
David Jackson
Change of Control	—	1,842,244	1,842,244
Death/Disability	2,028,965	1,842,244	3,871,209
Adam Miller
Change of Control	—	900,489	900,489
Death/Disability	976,301	900,489	1,876,790
Kevin Knight
Change of Control	—	2,540,418	2,540,418
Death/Disability	2,407,999	2,540,418	4,948,417
Gary Knight
Change of Control	—	541,236	541,236
Death/Disability	714,294	541,236	1,255,530
Kevin Quast
Change of Control	—	283,767	283,767
Death/Disability	670,497	283,767	954,264
PAY RATIO DISCLOSURE
We provide fair and equitable compensation to our employees through a combination of competitive base pay, incentives, retirement plans, and other benefits. We are disclosing the following pay ratio and supporting information, which compares the annual total compensation of our median employee and the annual total compensation of Mr. Jackson, our CEO, as required by Section 953(b) of the Dodd-Frank Act.
The pay ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K. The SEC rules for identifying the median employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices. As such, the pay ratio reported by other companies may not be comparable to the pay ratio reported below, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates, and assumptions in calculating their own pay ratios.
The median employee was originally determined as of December 31, 2017. For 2018, we used the same median employee, as there has been no change in our employee population or employee compensation arrangements that we believe would significantly impact the pay ratio disclosure. In determining that our employee population had not materially changed, we omitted the approximately 473 employees that became our employees as a result of our acquisition of Abilene Motor Express, Inc. and its related entities in March 2018.

We calculated our median employee’s annual total compensation for 2018 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in that employee’s annual total compensation of $49,965. The median employee’s annual total compensation includes salary, as well as incentive payments. The median employee did not receive equity awards, company matching contributions to our 401(k) plan, or health or other fringe benefits. Median employee compensation reflects that, as of December 31, 2018, approximately 6% of our employees were student drivers, which had the effect of lowering our median employee compensation.
For 2018, our last completed fiscal year:

•	The annual total compensation of our median employee was $49,965; and

•	The annual total compensation of our CEO, as reported in the Summary Compensation Table included in this proxy statement, was $5,186,587.
Based on this information, the ratio of the annualized annual total compensation of our CEO to the annual total compensation of our median employee was 104 to 1.
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth, as of April 5, 2019, the number and percentage of outstanding shares of our common stock beneficially owned by each person known by us to beneficially own more than 5% of such stock, by our named executive officers and our directors, and by all of our directors and executive officers as a group.  Share information for BlackRock, Inc., The Vanguard Group, and FMR LLC (and related persons) is based on Schedule 13Gs and 13G/As filed by these entities, as further described in the applicable footnotes. We had outstanding 173,085,156 shares of common stock as of April 5, 2019.

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership(2)	Percent of Class (2)
Named executive officers and directors
David Jackson(3)	37,243	*
Adam Miller(4)	27,675	*
Kevin Knight(5)	2,490,650	1.4%
Gary Knight(6)	4,671,508	2.7%
Kevin Quast(7)	79,643	*
Richard Dozer(8)	19,809	*
Michael Garnreiter(9)	11,464	*
Richard Kraemer(10)	19,765	*
Richard Lehmann(11)	21,721	*
Kathryn Munro(12)	14,979	*
Roberta Roberts Shank(13)	9,963	*
Robert Synowicki, Jr.(14)	9,478	*
David Vander Ploeg(15)	23,953	*
All current directors and executive officers as a group (20 persons)	7,510,508	4.3%
Other 5% stockholders - Moyes and affiliated holdings
Moyes Parties to Stockholders Agreement(16)	40,889,881	23.6%
Cactus Holding Company, LLC(17)	10,751,311	6.2%
M Capital Group Investors II, LLC(18)	18,873,395	10.9%
Other unaffiliated third-party holdings
BlackRock, Inc.(19)	11,982,774	6.9%
FMR LLC(20) Abigail P. Johnson(20)	12,996,446	7.5%
The Vanguard Group(21)	10,983,409	6.3%

*	Represents less than 1.0% of the outstanding common stock.

(1)
The address of each named executive officer, executive officer, and director, is 20002 North 19th Avenue, Phoenix, Arizona 85027. The address for the Moyes Parties to the Moyes Stockholders Agreement and M Capital Group Investors II, LLC is 2710 E. Old Tower Road, Phoenix, Arizona 85034. The address for BlackRock is 55 East 52nd Street, New York, New York 10055. The address for FMR LLC and Abigail P. Johnson is 245 Summer Street, Boston, Massachusetts 02210. The address for The Vanguard Group is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

(2)
In accordance with applicable rules under the Exchange Act, the number of shares indicated as beneficially owned by a person includes shares of common stock and (a) underlying options that are currently exercisable or will be exercisable within 60 days from April 5, 2019, and (b) unvested RSUs that are scheduled to vest within 60 days from April 5, 2019. Shares of common stock underlying stock options that are currently exercisable or will be exercisable within 60 days from April 5, 2019 and unvested RSUs that are scheduled to vest within 60 days of April 5, 2019, are deemed to be outstanding for purposes of computing the percentage ownership of the person holding such options and/or unvested RSUs, and the percentage ownership of any group of which the holder is a member, but are not deemed outstanding for purposes of computing the percentage ownership of any other person.

(3)	Includes (a) 33,645 shares held directly by David A. Jackson; and (b) 3,598 unvested RSUs granted to Mr. Jackson that are scheduled to vest within 60 days.
(4)	Includes (a) 25,876 shares held directly by Adam W. Miller; and (b) 1,799 unvested RSUs granted to Mr. Miller that are scheduled to vest within 60 days.
(5)
Includes (a) 2,488,401 shares beneficially owned by Kevin Knight over which he and his wife, Sydney Knight, exercise sole voting and investment power pursuant to a revocable living trust; and (b) 2,249 unvested RSUs granted to Mr. Knight that are scheduled to vest within 60 days. Kevin Knight has pledged as security 1,250,000 of the shares that he beneficially owns.

(6)
Includes (a) 4,668,123 shares beneficially owned by Gary Knight over which he exercises sole voting and investment power as a trustee under a revocable trust agreement; (b) 2,785 shares beneficially owned by Gary Knight; and (c) 600 unvested RSUs granted to Mr. Knight that are scheduled to vest within 60 days. Gary Knight has pledged as security 1,509,476 of the shares that he beneficially owns.

(7)	Includes (a) 78,743 shares held directly by Kevin Quast; and (b) 900 unvested RSUs granted to Mr. Quast that are scheduled to vest within 60 days.
(8)	Includes 19,809 shares held directly by Richard Dozer. Mr. Dozer is not standing for reelection to the Board.
(9)	Includes 11,464 shares held directly by Michael Garnreiter.
(10)
Includes (a) 14,765 shares held directly by Richard C. Kraemer and (b) 5,000 beneficially owned by Richard C. Kraemer over which he exercises sole voting and investment power as the sole director of the general partner of a partnership holding the shares. Mr. Kraemer is retiring from the Board at the Annual Meeting.

(11)	Includes 21,721 shares held directly by Richard J. Lehmann. Mr. Lehmann is retiring from the Board at the Annual Meeting.
(12)
Includes (a) 13,013 shares beneficially owned by Kathryn Munro over which she and her spouse exercise voting and investment power as a trustee under a revocable trust agreement; and (b) 1,966 shares held directly by Kathryn L. Munro.

(13)
Includes (a) 3,661 shares beneficially owned by Roberta Roberts Shank over which she and her spouse exercise voting and investment power as a trustee under a revocable trust agreement; and (b) 6,302 shares held directly by Roberta Roberts Shank.

(14)	Includes 9,478 shares held directly by Robert E. Synowicki, Jr.
(15)
Includes (a) 21,073 shares held directly by David Vander Ploeg; and (b) 2,880 shares covered by stock options granted to Mr. Vander Ploeg that are currently exercisable or that will become exercisable within 60 days.

(16)
Includes (a) 22,654 shares held by Jerry Moyes and his wife, Vickie Moyes, as community property under the laws of the State of Arizona and over which they share voting and dispositive power; (b) 130,856 shares underlying unexercised stock options that are exercisable within 60 days of April 5, 2019; (c) 10,751,311 shares held by Cactus Holding Company, LLC (“Cactus I”), over which Jerry and Vickie Moyes have sole voting and dispositive power, and all of which have been pledged as security; (d) 1,898,791 shares held by Cactus Holding Company II, LLC (“Cactus II”), over which Jerry and Vickie Moyes have sole voting and dispositive power, and of which 1,799,998 have been pledged as security; (e) 4,471,950 shares held by M Capital Group Investors, LLC (“M Capital I”), over which Michael Moyes and Lyndee Moyes Nester share voting and dispositive power and of which 1,084,000 have been pledged as security; (f) 18,873,395 shares held by M Capital Group Investors II, LLC (“M Capital II”), over which Jerry and Vickie Moyes have sole voting and dispositive power, and of which 18,715,691 have been pledged as security; (g) 1,725,000 shares held by M Six Investors, LLC (“M Six”), over which Michael Moyes and Lyndee Moyes Nester share voting and dispositive power and of which 1,668,300 have been pledged as security; (h) 2,583,924 shares held by M Dynasty Capital, LLC (“M Dynasty”), over which Lyndee Moyes Nester has sole voting and dispositive power; (i) 360,000 shares held by five trusts for the benefit of Jerry and Vickie Moyes’ children, over which Michael Moyes has sole voting and dispositive power; and (j) 72,000 shares held by a trust for the benefit of one of Jerry and Vickie Moyes’ children, over which Lyndee Moyes Nester has sole voting and dispositive power. The Company, Jerry Moyes, Vickie Moyes, Michael Moyes, Lyndee Moyes Nester, Cactus I, Cactus II, M Capital I, M Capital II, and M Six, are party to that certain Moyes Stockholders Agreement dated as of April 9, 2017 (the “Moyes Stockholders Agreement”). As a result, these persons may be deemed to be a “group” under Section 13 of the Exchange Act. Mr. and Mrs. Moyes disclaim beneficial ownership of the shares held by M Capital I and M Capital II except to the extent of their pecuniary interest therein.

(17)
Includes shares held directly by Cactus I. Jerry and Vickie Moyes have sole voting and dispositive power over these shares. These shares are also included in the aggregate beneficial ownership of the parties to the Moyes Stockholders Agreement above. All of these shares have been pledged as security.

(18)
Includes shares held directly by M Capital II. Jerry and Vickie Moyes have sole voting and dispositive power over these shares. These shares are also included in the aggregate beneficial ownership of the parties to the Moyes Stockholders Agreement above. Mr. and Mrs. Moyes disclaim beneficial ownership of these shares except to the extent of their pecuniary interest therein. 18,715,691 of these shares have been pledged as security.

(19)
As reported on Schedule 13G/A filed with the SEC on February 6, 2019, which indicates that BlackRock, Inc. has sole voting power over 11,182,727 shares and sole dispositive power over 11,982,774 shares.  It has shared voting power and shared dispositive power over no shares.

(20)
As reported on Schedule 13G/A filed with the SEC on February 13, 2019, which indicates that (a) FMR LLC has sole voting power over 652,227 shares, sole dispositive power over 12,996,446 shares, and shared voting and shared dispositive power over no shares; and (b) Abigail P. Johnson has sole dispositive power over 12,996,446 shares, and sole voting power, shared voting power, and shared dispositive power over no shares.

(21)
As reported on Schedule 13G/A filed with the SEC on February 11, 2019, which indicates that The Vanguard Group has sole voting power over 85,539 shares and sole dispositive power over 10,873,944 shares. It has shared voting power over 25,216 shares and shared dispositive power over 109,465 shares.

PROPOSAL NO. 2:
ADVISORY, NON-BINDING VOTE TO APPROVE EXECUTIVE COMPENSATION
The Dodd-Frank Act enables our stockholders to approve, on an advisory and non-binding basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with SEC rules. Accordingly, we are providing a vote on the resolution set forth below as required by the Dodd-Frank Act and Section 14A of the Securities Exchange Act.
As discussed in our CD&A, the principal objectives of our executive compensation program are to attract, retain, and motivate talented executives by rewarding strong business results and performance. This is done through the alignment of the executive’s interests with stockholder interests. The objectives are based on the certain core principles that we explain in greater detail in the CD&A section of this proxy statement.
We are asking our stockholders to indicate their support for our named executive officers’ compensation as described in this proxy statement. This proposal, commonly known as a “say on pay” proposal, gives you as a stockholder the opportunity to express your views regarding our 2018 executive compensation policies and practices for named executive officers. At the upcoming 2020 annual meeting of stockholders, we will again hold an advisory, non-binding vote to approve the compensation of our named executive officers. The vote is not intended to address any specific item of compensation but rather the overall compensation of our named executive officers and the policies and practices described in this proxy statement. Accordingly, we ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:
RESOLVED, that the stockholders of Knight-Swift Transportation Holdings Inc. approve, on an advisory and non-binding basis, the compensation paid to the named executive officers as disclosed pursuant to Item 402 of SEC Regulation S-K in the Compensation Discussion and Analysis, compensation tables and related narrative discussion in the Company’s proxy statement for the 2019 Annual Meeting of Stockholders.
Although this is an advisory vote that will not be binding on the Compensation Committee, or the Board, the Compensation Committee will carefully review the results of the vote.
THE BOARD OF DIRECTORS UNANIMOUSLY
RECOMMENDS A VOTE
FOR
PROPOSAL TWO
PROPOSAL NO. 3:
RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2019
Appointment of Independent Registered Public Accounting Firm
GT audited the Company’s annual financial statements for the fiscal year ended December 31, 2018. The Audit Committee has appointed GT to be our independent registered public accounting firm for the fiscal year ending December 31, 2019. The stockholders are asked to ratify this appointment at the Annual Meeting. Representatives of GT will be present at the meeting to respond to appropriate questions and will be given the opportunity to make a statement if they so desire.
Policies Regarding Independent Auditor
The Audit Committee is directly responsible for the appointment, compensation, and oversight of the independent registered public accounting firm. The Audit Committee pre-approves all audit services and non-audit services to be provided to the Company by its independent registered public accounting firm. The Audit Committee may delegate pre-approval authority to one or more of its members. The member(s) to whom such authority is delegated must report, for informational purposes only, the pre-approval decisions to the Audit Committee at its next scheduled meeting.

The Audit Committee may pre-approve for up to one year in advance the provision of particular types of permissible routine and recurring audit-related, tax, and other non-audit services. The Audit Committee must be informed about each such service that is actually provided, with reasonable detail, so that it may approve any expenses. In cases where a service is not covered by one of those approvals, the service must be specifically preapproved by the Audit Committee or a delegated member thereof.
Each audit or non-audit service that is approved by the Audit Committee will be reflected in a written engagement letter specifying the services to be performed and the cost of such services. This approval will be signed by either a member of the Audit Committee or by an officer of the Company authorized by the Audit Committee to sign on behalf of the Company.
The Audit Committee will not approve any prohibited, non-audit service or any non-audit service that individually, or in the aggregate, may impair the independence of the independent registered public accounting firm. Even if the appointment is ratified, the Audit Committee, in its sole discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and its stockholders.
Vote Required For Ratification
The Audit Committee is responsible for selecting our independent registered public accounting firm. Accordingly, stockholder approval is not required to appoint GT as our independent registered public accounting firm for fiscal year 2019. However, the Board believes that submitting the appointment of GT to the stockholders for ratification is a matter of good corporate governance. If the stockholders do not ratify the appointment, the Audit Committee will review its future selection of the independent registered public accounting firm.
THE BOARD OF DIRECTORS UNANIMOUSLY
RECOMMENDS A VOTE
FOR
PROPOSAL THREE
AUDIT COMMITTEE REPORT
The Audit Committee assists the Board in its oversight of our financial reporting process. The Audit Committee’s responsibilities are more fully described in its charter available at www.knight-swift.com.
Management has the primary responsibility for the financial statements and the financial reporting process, including internal control over financial reporting. Our independent registered public accounting firm is responsible for performing an audit of our consolidated financial statements and expressing an opinion on the fair presentation of those financial statements in conformity with United States generally accepted accounting principles. The independent registered public accounting firm also is responsible for performing an audit of, and expressing an opinion on, the effectiveness of our internal control over financial reporting.
In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management the audited consolidated financial statements for the fiscal year ended December 31, 2018, including a discussion of, among other things:

•	the acceptability and quality of the accounting principles;

•	the reasonableness of significant accounting judgments and critical accounting policies and estimates;

•	the clarity of disclosures in the financial statements; and

•	the adequacy and effectiveness of our financial reporting procedures, disclosure controls and procedures, and internal control over financial reporting.
The Audit Committee discussed with the independent registered public accounting firm: (i) the audited consolidated financial statements for the fiscal year ended December 31, 2018; (ii) the firm’s judgments as to the acceptability and quality of our accounting principles; and (iii) other matters as are required to be discussed with the Audit Committee under the standards of the Public Company Accounting Oversight Board (the “PCAOB”), including those matters required to be discussed by Accounting Standards No. 1301.
In addition, the Audit Committee received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the firm’s communications with the Audit Committee concerning independence and discussed with the independent registered public accounting firm the firm’s independence.
The Audit Committee discussed with our internal audit department and the Company’s independent registered public accounting firm the overall scope and plans for their respective audits. The Audit Committee meets with the internal auditor and the independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of our internal controls, and the overall quality of our financial reporting.
In reliance on the reviews and discussions referred to above, and the receipt of an unqualified opinion from GT dated February 28, 2019, with respect to the consolidated financial statements of the Company as of and for the fiscal year ended

December 31, 2018, the Audit Committee recommended to the Board, and the Board approved, that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2018.
The Audit Committee regularly reviews with the General Counsel and internal audit any complaints received pursuant to the Company’s Code of Business Conduct and Ethics (the “Code of Conduct”) and the Audit Committee Complaint Review Policy and Procedure (the “Complaint Review Policy”) and is responsible for: (i) overseeing compliance with the Code of Conduct and Complaint Review Policy; and (ii) reviewing any investigations that were conducted with respect to the Code of Conduct and the Complaint Review Policy.
This report is submitted by the Audit Committee.
Michael Garnreiter - Chairperson
Richard Dozer
David Vander Ploeg
Roberta Roberts Shank
The foregoing report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any Company filing under the Securities Act or the Exchange Act, except to the extent the Company specifically incorporates this report.
AUDIT AND NON-AUDIT FEES
The following table sets forth, for fiscal years 2018 and 2017, the fees billed by the Company’s independent registered public accounting firm, GT, after the 2017 Merger, and Swift’s independent registered public accounting firm, KPMG, prior to the 2017 Merger.

	Grant Thornton		KPMG
	2018	2017	2017(5)
Audit Fees(1)	$1,884,429	$1,671,953	$492,400
Audit-Related Fees(2)	—	—	673,005
Tax Fees(3)	465	48,474	207,836
All Other Fees(4)	4,900	—	—
Total	$1,889,794	$1,720,427	$1,373,241

(1)
The aggregate fees billed for professional services rendered to the Company during 2018 and after the 2017 Merger and Swift prior to the 2017 Merger for the audit of annual financial statements, reviews of the financial statements included in quarterly reports on Form 10-Q, and audit services provided in connection with other statutory and regulatory filings.

(2)
The aggregate fees billed for professional services rendered to Swift prior to the 2017 Merger that were reasonably related to the performance of the audit or review of financial statements. This category includes fees related to assistance in financial due diligence related to the 2017 Merger and general assistance with implementation of SEC requirements

(3)	The aggregate fees billed for professional services rendered for tax compliance, tax advice and tax planning.

(4)	The aggregate fees billed for access to GT’s research tools and subscription services.

(5)	Represents fees billed by KPMG through September 8, 2017.
PRE-APPROVAL POLICY FOR AUDIT AND NON-AUDIT FEES
All audit and non-audit services performed by our independent auditors are pre-approved by the Audit Committee. The respective approving parties concluded that the provision of such services by GT was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions.
The Audit Committee may delegate pre-approval authority to one or more of its members. The member(s) to whom such authority is delegated must report, for informational purposes only, the pre-approval decisions to the Audit Committee at its next scheduled meeting. No audit-related, tax, or other non-audit services were approved by the Audit Committee pursuant to the de minimis exception to the pre-approval requirement under Rule 2-01(c)(7)(i)(C), of SEC Regulation S-X during the year ended December 31, 2018.

PROPOSAL NO. 4:
STOCKHOLDER PROPOSAL REGARDING BOARD DECLASSIFICATION
Proposal 4 below has been submitted for inclusion in our proxy statement by Mr. John Chevedden, 2215 Nelson Ave., No. 205 Redondo Beach, Calif. 90278, a stockholder proponent who owns 100 shares of our common stock. The proponent has informed us that he or his representatives will appear at the Annual Meeting to present his proposal. The proposal and supporting statement below (collectively, the “Stockholder Proposal”) are presented in this proxy statement as received from the proponent in accordance with the rules of the SEC; we and our Board disclaim any responsibility for their content. Any references in the Stockholder Proposal statement to “we,” “our,” or similar words are references to the proponent of the proposal and not to the Company, our other stockholders, or our Board.
We have also included a statement of our Board in response to the Stockholder Proposal. The Board has determined to neither oppose nor support the Stockholder Proposal, nor to provide a voting recommendation to stockholders. The text of the Stockholder Proposal is as follows:
“Proposal 4 - Elect Each Director Annually
RESOLVED, shareholders ask that our Company take all the steps necessary to reorganize the Board of Directors into one class with each director subject to election each year for a one-year term.
Arthur Levitt, former Chairman of the Securities and Exchange Commission said, “In my view it's best for the investor if the entire board is elected once a year. Without annual election of each director shareholders have far less control over who represents them.”
A total of 79 S&P 500 and Fortune 500 companies, worth more than $1 Trillion dollars, also adopted this important proposal topic since 2012. Annual elections are widely viewed as a corporate governance best practice. Annual election of each director could make directors more accountable, and thereby contribute to improved performance and increased company value. This is particularly important since our stock price fell from $42 to $34 in the year leading up to the due date for this proposal.
Please vote yes:
Elect Each Director Annually - Proposal 4”
THE BOARD OF DIRECTORS’ STATEMENT IN RESPONSE TO THE STOCKHOLDER PROPOSAL
The Board has considered the Stockholder Proposal and has determined to neither oppose nor support the Stockholder Proposal, nor to provide a voting recommendation to stockholders. In conducting its review of the Stockholder Proposal, the Board considered the common arguments in favor of, and in opposition to, a classified board structure. Supporters of a classified board structure contend that a classified board structure (i) allows directors to focus on the long-term best interest of the company and its stockholders by strengthening the independence of non-employee directors against the short-term focus of some investors and special interest, (ii) provides a stable and continuous board, allowing for the development of institutional knowledge, and (iii) reduces vulnerability to abusive takeover tactics and threats by activist investors. Opponents of a classified board structure contend that a classified board structure (i) diminishes directors’ accountability to stockholders and (ii) gives stockholders less influence over a company’s corporate governance policies. The Board would like to use the Stockholder Proposal to provide an opportunity for stockholders to express their views on the topic without any influence that a voting recommendation from the Board might have.
If approved, the Stockholder Proposal would not automatically eliminate our classified board structure. In order to eliminate the classified board, a formal amendment to our certificate of incorporation and bylaws would be required. To amend our certificate of incorporation, (i) the Board would need to declare declassification to be advisable and in the best interests of the Company and our stockholders and (ii) such amendment would need to be submitted to stockholders for approval at a subsequent meeting of stockholders. Therefore, a vote in favor of the Stockholder Proposal would constitute a recommendation that the Board initiate this amendment process.
The discussion above is qualified in its entirety by reference to the actual provisions of the Stockholder Proposal, which is contained in this proxy statement.
THE BOARD OF DIRECTORS IS NEITHER OPPOSING NOR SUPPORTING THE STOCKHOLDER PROPOSAL AND MAKES NO VOTING RECOMMENDATION TO STOCKHOLDERS. IT IS INTENDED THAT, UNLESS OTHERWISE INSTRUCTED, THE SHARES REPRESENTED BY PROXY (OTHER THAN BROKER NON-VOTES) WILL BE VOTED "ABSTAIN" ON THE STOCKHOLDER PROPOSAL.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Executive officers, directors, and “beneficial owners” of more than ten percent of our common stock must file initial reports of ownership and changes in ownership with the SEC under Section 16(a) of the Exchange Act. SEC regulations require these reporting persons to furnish us with copies of all Forms 3, 4, and 5, and amendments thereto, that they file with the SEC. Based solely on our review of the copies of such forms furnished to us, or representations that no forms were required, we believe that during 2018 and through the date of this filing all of our officers, directors, and greater than ten percent beneficial owners complied with all filing requirements of Section 16(a) of the Exchange Act, with the exception of one inadvertent late report regarding a purchase of shares by Mr. Richard Lehmann and one inadvertent late report regarding a gift of shares by Mr. Gary Knight.
QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING
WHEN AND WHERE IS THE ANNUAL MEETING?

Date:	Thursday, May 30, 2019

Time:	8:30 a.m., Local Time

Location:	20002 North 19th Avenue Phoenix, Arizona 85027
WHAT MATTERS WILL BE VOTED UPON AT THE ANNUAL MEETING?
At the Annual Meeting, you will be asked to:

•	Vote on a proposal to elect three Class II directors, each such director to serve a term of three years, and two Class III directors, each such director to serve a term of one year;

•	Vote (on an advisory, non-binding basis) to approve executive compensation;

•	Vote on a proposal to ratify the appointment of GT as our independent, registered public accounting firm for fiscal year 2019;

•	Vote on a stockholder proposal regarding Board declassification, if properly presented; and

•	Transact such other business as may properly come before the Annual Meeting or any adjournments thereof.
WHAT CONSTITUTES A QUORUM?
The presence, either in person or by proxy, of the holders of shares of our common stock representing at least a majority of the voting power of our common stock outstanding and entitled to vote is required to constitute a quorum for the transaction of business at the Annual Meeting. Abstentions and broker non-votes, which are described in more detail below, are counted as shares present at the Annual Meeting for purposes of determining whether a quorum exists.
WHAT IF A QUORUM IS NOT PRESENT AT THE ANNUAL MEETING?
If a quorum is not present at the meeting, the holders of a majority of voting power of the shares entitled to vote at the meeting who are present, in person or represented by proxy, or the chairperson of the meeting, may adjourn the meeting until a quorum is present or represented. The time and place of the adjourned Annual Meeting will be announced at the time the adjournment is taken and no other notice will be given.
WHO IS ENTITLED TO VOTE?
Only stockholders of record of our common stock at the close of business on April 5, 2019, which is the record date, are entitled to notice of, and to vote at, the Annual Meeting. Shares that may be voted include shares that are held:

•	directly by the stockholder of record; and

•	beneficially through a broker, bank, or other nominee.

Each share of our common stock will be entitled to one vote on all matters submitted for a vote at the Annual Meeting. As of the record date, April 5, 2019, there were 173,085,156 shares of our common stock issued and outstanding and entitled to be voted at the Annual Meeting.
WHAT IS THE DIFFERENCE BETWEEN HOLDING SHARES AS A “REGISTERED OWNER” AND A “BENEFICIAL OWNER”?
Most of our stockholders hold their shares through a broker, bank, or other nominee rather than directly in their own name. As summarized below, there are some distinctions between registered shares and those owned beneficially:

•
Registered Owners - If your shares are registered directly in your name with our transfer agent, Equiniti, you are, with respect to those shares, the stockholder of record. As the stockholder of record, you have the right to grant your voting proxy directly to the Company or to vote in person at the Annual Meeting.

•
Beneficial Owners - If your shares are held in a brokerage account, bank, or by another nominee, you are, with respect to those shares, the “beneficial owner” of shares held in street name. As the beneficial owner, you have the right to direct your broker, bank, or other nominee on how to vote or to vote in person at the Annual Meeting. However, since you are not a stockholder of record, you may not vote these shares in person at the Annual Meeting unless you obtain a “legal proxy” from your broker, bank, or other nominee (who is the stockholder of record) giving you the right to vote the shares.

WHAT IS A BROKER NON-VOTE?
Generally, a “broker non-vote” occurs when a broker, bank, or other nominee that holds shares in “street name” for a customer is precluded from exercising voting discretion on a particular proposal because the: (i) beneficial owner has not instructed the nominee on how to vote and (ii) nominee lacks discretionary voting power to vote on such issues.
Under the rules of the New York Stock Exchange (“NYSE”), as discussed below, a nominee does not have discretionary voting power with respect to the approval of “non-routine” matters absent specific voting instructions from the beneficial owners of such shares.
WHAT IS THE EFFECT OF NOT CASTING YOUR VOTE?
Under the rules of the NYSE, a record holder does not have discretionary voting power with respect to the approval of “non-routine” matters absent specific voting instructions from the beneficial owners of such shares. Other than the proposal to ratify the appointment of GT, all of the proposals are considered non-routine matters. Therefore, your shares will not be voted without your specific instructions. Thus, if you hold your shares in street name and you do not instruct your record holder how to vote in the election of directors (Proposal 1), the advisory, non-binding vote to approve executive compensation (Proposal 2), or the vote on the stockholder proposal regarding Board declassification (Proposal 4), no votes will be cast on your behalf. Your record holder will, however, continue to have the ability to vote your shares in its discretion on the ratification of the appointment of GT as our independent registered public accounting firm for fiscal year 2019 (Proposal 3).
WHAT STOCKHOLDER APPROVAL IS NECESSARY FOR APPROVAL OF THE PROPOSALS?
Election of Directors (Proposal 1)
Directors are elected by a majority of votes cast with respect to each director, provided that the number of nominees does not exceed the number of directors to be elected, in which case the directors will be elected by the vote of a plurality of the shares represented in person or by proxy at any stockholder meeting. Broker non-votes and abstentions will have no effect on the outcome of this proposal.
Advisory, Non-Binding Vote to Approve Executive Compensation (Proposal 2)
Approval of this resolution requires the affirmative vote of a majority of the votes cast by the stockholders entitled to vote thereon who are present in person or represented by proxy at the Annual Meeting. Broker non-votes and abstentions will have no effect on the outcome of this proposal. While this vote is required by law, it is not binding on the Company or the Board. However, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation decisions.
Ratification of the Appointment of GT as our Independent Registered Public Accounting Firm for Fiscal Year 2019 (Proposal 3)
The ratification of the Audit Committee’s appointment of GT as our independent registered public accounting firm for fiscal year 2019 requires the affirmative vote of a majority of the votes cast by the stockholders entitled to vote thereon who are present in person or represented by proxy at the Annual Meeting. Broker non-votes and abstentions will have no effect on the outcome of this proposal. Stockholder ratification is not required for the appointment of our independent registered public accounting firm. However, we are submitting the proposal to solicit the opinion of our stockholders.

Vote on Stockholder Proposal Regarding Board Declassification (Proposal 4)
Approval of this proposal, if properly presented, requires the affirmative vote of a majority of the votes cast by the stockholders entitled to vote thereon who are present in person or represented by proxy at the Annual Meeting. Broker non-votes and abstentions will have no effect on the outcome of this proposal.
MAY I VOTE MY SHARES IN PERSON AT THE ANNUAL MEETING?
If you are the registered owner of shares of our common stock on the record date, you have the right to vote your shares in person at the Annual Meeting.
If you are the beneficial owner of shares of our common stock on the record date, you may vote these shares in person at the Annual Meeting if you have requested a legal proxy from your broker, bank, or other nominee (the stockholder of record) giving you the right to vote the shares at the Annual Meeting. You will need to complete such legal proxy and present it to us at the Annual Meeting.
Even if you plan to attend the Annual Meeting, we recommend that you submit your proxy card or voting instructions so that your vote will be counted if you later decide not to attend the Annual Meeting.
HOW CAN I VOTE MY SHARES WITHOUT ATTENDING THE ANNUAL MEETING?
If you are a registered owner, you may instruct the named proxy holders on how to vote your shares by completing, signing, dating, and returning the enclosed proxy card in the postage-paid envelope provided with this proxy statement, or by using the internet voting site or the toll-free telephone number listed on the proxy card. Specific instructions for using the internet and telephone voting systems are on the proxy card. The internet and telephone voting systems will be available until 11:59 p.m. Eastern Time on Wednesday, May 29, 2019 (the day before the Annual Meeting).
If you are the beneficial owner of shares held in street name, you should instruct your broker, bank, or other nominee on how to vote your shares. Your broker, bank, or other nominee has enclosed with this proxy statement a voting instruction card for you to use in directing your nominee on how to vote your shares. The instructions from your nominee will indicate whether internet or telephone voting is available and, if so, will provide details regarding how to use those systems.
HOW WILL MY PROXY BE VOTED?
Shares represented by a proper proxy (in paper form, by Internet, or by telephone) that is received in a timely manner, and not subsequently revoked, will be voted at the Annual Meeting or any adjournment or postponement thereof in the manner directed on the proxy. David Jackson and Adam Miller are named as proxies on the proxy form and have been designated by the Board as proxies to represent you and vote your shares at the Annual Meeting. All shares represented by a proper proxy on which no choice is specified will be voted:

(1)	FOR the election of three Class II directors, each such director to serve a term of three years and two Class III directors, each such director to serve a term of one year;

(2)	FOR the resolution approving, on an advisory, non-binding basis, executive compensation;

(3)	FOR the ratification of the appointment of GT as our independent registered public accounting firm for fiscal year 2019;

(4)	ABSTAIN with respect to the stockholder proposal regarding Board declassification, if properly presented; and

(5)	In accordance with the proxy holder’s best judgment, as to any other business that properly comes before the Annual Meeting.
MAY I REVOKE MY PROXY AND CHANGE MY VOTE?
Yes. You may revoke your proxy and change your vote at any time prior to the vote at the Annual Meeting.
If you are the registered owner, you may revoke your proxy and change your vote by:

•	submitting a new proxy bearing a later date (which automatically revokes the earlier proxy);

•	giving notice of your changed vote to us in writing mailed to the attention of Todd Carlson, Secretary, at our corporate office specified above;

•	attending the Annual Meeting and giving oral notice of your intention to vote in person; or

•	re-voting by telephone or internet.
You should be aware that simply attending the Annual Meeting will not in and of itself constitute a revocation of your proxy.

WILL MY VOTE BE KEPT CONFIDENTIAL?
Yes, your vote will be kept confidential and not disclosed to us unless:

•	required by law;

•	you expressly request disclosure on your proxy; or

•	there is a proxy contest.
WHO WILL PAY THE COSTS OF SOLICITING PROXIES?
We will bear all costs of this proxy solicitation. Proxies may be solicited by mail, e-mail, telephone, or by other electronic means and our directors, officers, and regular employees may solicit proxies personally or by mail, e-mail, telephone, or other electronic means for which solicitation they will not receive any additional compensation. We will reimburse brokerage firms, custodians, fiduciaries, and other nominees for their out-of-pocket expenses in forwarding solicitation materials to beneficial owners upon our request. We have engaged Okapi Partners LLC to assist us in soliciting proxies. We anticipate paying a fee of $15,000 plus expenses for these services.
WHAT OTHER BUSINESS WILL BE PRESENTED AT THE ANNUAL MEETING?
As of the date of this proxy statement, the Board knows of no other business that may properly be, or is likely to be, brought before the Annual Meeting. If any other matters should arise at the Annual Meeting, the persons named as proxy holders, David Jackson and Adam Miller, will have the discretion to vote your shares on any additional matters properly presented for a vote at the meeting. If, for any unforeseen reason, any director nominees are not available to serve as a director, the named proxy holders will vote your proxy for such other director candidate or candidates as may be nominated by the Board.
WHERE CAN I FIND THE VOTING RESULTS OF THE ANNUAL MEETING?
We intend to report voting results of the Annual Meeting on Form 8-K within four business days after the Annual Meeting.
WHAT SHOULD I DO IF I RECEIVE MORE THAN ONE SET OF VOTING MATERIALS?
You may receive more than one set of voting materials. For example, if you hold your shares in more than one brokerage account, you may receive a separate voting instruction card for each brokerage account. If you are a registered owner and your shares are registered in more than one name you will receive more than one proxy card. Please vote each proxy and instruction card that you receive.
WHO CAN HELP ANSWER MY QUESTIONS?
If you have questions concerning a proposal, or the Annual Meeting, are requesting copies of this proxy statement, or if you need directions to or special assistance at the Annual Meeting, please call our Secretary at (602) 606-6684 or e-mail the Secretary at tcarlson@knighttrans.com. In addition, information regarding the Annual Meeting is available via the Internet at our website, www.knight-swift.com.
OTHER MATTERS
We are not aware of any other matters to be conducted at the meeting. The Company’s by-laws require stockholders to give advance notice of any proposal intended to be presented at the Annual Meeting. The deadline for this notice has passed and we did not receive any such notices. If any other matter properly comes before the stockholders for a vote at the meeting, the proxy holders will vote your shares in accordance with their best judgment.
ADDITIONAL INFORMATION
Upon request, the Company will provide by first class mail, to each stockholder of record on the record date, without charge, a copy of this proxy statement, the proxy card, and the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, including the required financial statements and financial statement schedules. Written requests for this information should be directed to: Secretary, Knight-Swift Transportation Holdings Inc., 20002 North 19th Avenue, Phoenix, Arizona 85027.

STOCKHOLDER PROPOSALS
To be eligible for inclusion in our proxy materials relating to the 2020 Annual Meeting of Stockholders, stockholder proposals intended to be presented at that meeting (other than proxy access nominations) must be received in writing by us on or before December 21, 2019.  However, if the date of the 2020 Annual Meeting of Stockholders is more than thirty days before or after May 30, 2020, then the deadline for submitting any such stockholder proposal for inclusion in the proxy materials relating to the 2019 Annual Meeting of Stockholders shall be a reasonable time before we begin to print or mail such proxy materials.
If, pursuant to our by-laws, any stockholder intends to present a proposal at the 2020 Annual Meeting of Stockholders without inclusion of such proposal in our proxy materials, we must receive notice of such proposal no earlier than January 31, 2020, and no later than March 1, 2020. Any notice received prior to January 31, 2020, or after March 1, 2020 is untimely. However, if the date of the 2019 Annual Meeting of Stockholders is more than thirty days before or after May 30, 2020, notice by the stockholder in order to be timely must be received not later than the close of business on the tenth day following the first day on which the notice of the date of the 2019 Annual Meeting was mailed or public disclosure of the date of the annual meeting was otherwise made, whichever occurs first. Pursuant to Rule 14(a)-4(c)(1) under the Exchange Act, the proxy holders designated by an executed proxy in the form accompanying our proxy statement for our next annual meeting will have discretionary authority to vote on any such untimely stockholder proposal that is considered at the next annual meeting.
Proposals (other than proxy access nominations) must concern a matter that may be properly considered and acted upon at the annual meeting in accordance with applicable laws and regulations and our by-laws, committee charters, and policies, and must otherwise comply with Rule 14a-8 of the Exchange Act and we reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these requirements.
Under the proxy access provisions of our by-laws, stockholder who meet the requirements set forth in our by-laws may submit director nominations for inclusion in the proxy materials. Proxy access nominations for the 2019 Annual Meeting of Stockholders must be received by the Company no earlier than November 21, 2019, and no later than December 21, 2019, assuming the date of the 2020 Annual Meeting of Stockholders is not more than thirty days before or after May 30, 2020, and must meet all requirements set forth in our by-laws.
All stockholder proposals (including proxy access nominations) should be sent via certified mail, return receipt requested, addressed to the attention of Todd Carlson, Secretary, and mailed to Knight Transportation, Inc.; c/o Todd Carlson, Secretary, 20002 North 19th Avenue, Phoenix, Arizona 85027.
NON-GAAP RECONCILIATION AND DEFINITIONS
FREE CASH FLOW

2018
(in millions)
GAAP: Cash flows from operations	$882.0
Adjusted for:
Proceeds from sale of property and equipment, including assets held for sale	225.8
Purchases of property and equipment	(756.0)
Non-GAAP: Free cash flow	$351.8

LEASE ADJUSTED LEVERAGE RATIO
Lease adjusted leverage ratio represents Leverage Ratio adjusted to include the Lease Adjustment in Net Leverage while also adding back the corresponding rent expense into Adjusted EBITDA. Leverage Ratio is calculated in accordance with the provisions of Knight-Swift's senior credit facility. The Lease Adjustment is management's estimated value of off-balance sheet operating leases if they were capital leases. The Lease Adjustment is used by management for analysis purposes only and does not purport to be calculated in the same manner or intended for the same purpose as the right-of-use asset and liability calculations prescribed under US GAAP. Net Leverage is on-balance sheet debt net of unrestricted cash and cash equivalents at the balance sheet date and is calculated in accordance with the provisions of Knight-Swift's senior credit facility. Adjusted EBITDA is earnings before interest, taxes, depreciation, and amortization, less certain adjustments pursuant to Knight-Swift's senior credit facility.

FORWARD-LOOKING STATEMENTS
This proxy statement contains “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995, as amended. These statements are based on management’s current expectations and involve substantial risks and uncertainties, which may cause results to differ materially from those set forth in the statements. The forward-looking statements may include, but are not limited to, statements made in the Compensation Discussion and Analysis section of this proxy statement regarding future actions and benefits relating to our executive compensation programs. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise. Forward-looking statements should be evaluated together with the many uncertainties that affect our business, particularly those mentioned under the heading “Risk Factors” in our annual report on Form 10-K, and in the periodic reports that we file with the SEC on Form 10-Q and Form 8-K.

Knight Transportation Swift Transportation Knight-Swift Transportation Holdings Inc. Attn: Proxy Dept. 20002 North 19th Avenue Phoenix, AZ 85027 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to Knight-Swift Transportation Holdings Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS If you would like to reduce the costs incurred by Knight-Swift Transportation Holdings Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards, and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: E68934-P21367-Z74602 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY KNIGHT-SWIFT TRANSPORTATION HOLDINGS INC. For All Withhold All For All Except To withhold authority to vote for any individual Class II or Class III Nominee(s), mark “For All Except” and write the number(s) of the Class II or Class III Nominee(s) on the line below. The Board of Directors recommends a vote FOR Proposals 1 through 3. Proposal No. 1: Election of Class II Directors, each such director to serve a term of three years. NOMINEES: 1. Michael Garnreiter 2. David Vander Ploeg 3. Robert Synowicki, Jr. Election of Class III Directors, each such director to serve a term of one year. NOMINEES: 4. David Jackson 5. Kevin Knight For Against Abstain Proposal No. 2 : Advisory, non-binding vote to approve executive compensation. Proposal No. 3: Ratification of the appointment of Grant Thornton LLP as the Company's independent registered public accounting firm for fiscal year 2019. The Board of Directors does not recommend a vote FOR or AGAINST Proposal 4. Proposal No. 4: Stockholder proposal regarding Board declassification, if properly presented. For address changes and/or comments, please check this box and write them on the back where indicated. Other Action: In their discretion, the proxies are also authorized to vote upon such other matters as may properly come before the annual meeting or any adjournments thereof. THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. Your signature below should conform to the name in which the shares are held. When shares are held by joint tenants, both must sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

aKnight-Swift Transportation Holdings Inc. stockholder, you can view the stockholder account on a secured Internet website. By accessing EQ Shareowner Online at www.shareowneronline.com, you can view the account profile, stock detail, and historical stock price information. You can also change your address. In addition, you can use this site to consent to future access to Knight-Swift's annual reports and proxy materials electronically via the Internet. Knight-Swift also provides access to stockholder information, including its annual report and proxy statement, through its website at www.knight-swift.com.Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Combined Document is available at www.proxyvote.com. Detach here from proxy card E68935-P21367 Z74602 Knight-Swift Transportation Holdings Inc. 20002 North 19th Avenue Phoenix, Arizona 85027 THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR THE 2019 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD Thursday, May 30, 2019, 8:30 A.M., Local Time By executing this Proxy, the stockholder constitutes and appoints the President and Chief Executive Officer, David Jackson, and the Chief Financial Officer and Treasurer, Adam Miller, and each of them, as proxies for the stockholder (or if only one proxy is present, that one shall have all power granted herein), with full power of substitution, who may, and by a majority of such proxies, represent the stockholder and vote all shares of common stock that the stockholder is entitled to vote at the Annual Meeting of Stockholders of Knight-Swift Transportation Holdings Inc. to be held on May 30, 2019, at 8:30 A.M., Local Time at 20002 North 19th Avenue, Phoenix, Arizona 85027, or at any adjournment thereof, on all matters described in the Notice and Proxy Statement for the Annual Meeting as set forth on the reverse side. The stockholder acknowledges receipt of the Notice and Proxy Statement for the 2019 Annual Meeting of Stockholders, grants authority to any of said proxies, or their substitutes, to act in the absence of others, with all the powers which the stockholder would possess if personally present at such meeting, and ratifies and confirms all that said proxies, or their substitutes, may lawfully do in the stockholder's name, place, and stead. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF KNIGHT-SWIFT TRANSPORTATION HOLDINGS INC., AND THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN ACCORDANCE WITH YOUR INSTRUCTIONS. THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF THE CLASS II AND CLASS III NOMINEES NAMED IN PROPOSAL NO. 1, EACH CLASS II DIRECTOR TO SERVE A TERM OF THREE YEARS, AND EACH CLASS III DIRECTOR TO SERVE A TERM OF ONE YEAR, "FOR" PROPOSALS NO. 2 AND 3, AND DOES NOT RECOMMEND A VOTE “FOR” OR “AGAINST” PROPOSAL NO. 4. IF NO CHOICE IS SPECIFIED BY YOU, THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF THE CLASS II AND CLASS III NOMINEES NAMED IN PROPOSAL NO. 1, EACH CLASS II DIRECTOR TO SERVE A TERM OF THREE YEARS, AND EACH CLASS III DIRECTOR TO SERVE A TERM OF ONE YEAR, “FOR" PROPOSALS NO. 2 AND 3, AND "ABSTAIN" ON PROPOSAL NO. 4. THE PROXIES, IN THEIR DISCRETION, ARE ALSO AUTHORIZED TO VOTE UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENTS THEREOF. ADDRESS CHANGES/COMMENTS SEE REVERSE SIDE TO BE SIGNED ON THE REVERSE SIDE SEE REVERSE SIDE